                                                                    Exhibit 4.13

                                                                  EXECUTION COPY


                      STANDARD FRUIT & VEGETABLE CO., INC.

                            STOCK PURCHASE AGREEMENT

                          dated as of January 27, 2003

                                 by and between

                                MR. JAY A. PACK,

                                MS. RUTH A. PACK,

                 THE LUCILLE LAUREN PACK 1997 IRREVOCABLE TRUST,

                       THE LUCILLE LAUREN PACK 1990 TRUST,

                  THE GRACIE ELLEN PACK 1997 IRREVOCABLE TRUST,

                        THE GRACIE ELLEN PACK 1990 TRUST,

                    THE JAY AND RUTH PACK FAMILY FOUNDATION,

                                       and

                       DEL MONTE FRESH PRODUCE N.A., INC.

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
                                                        ARTICLE I
                                                       DEFINITIONS

Section 1.1.          Defined Terms.....................................................................1
Section 1.2.          General Interpretive Principles...................................................8


                                                        ARTICLE II
                                            PURCHASE AND SALE OF THE SHARES

Section 2.1.          Purchase and Sale of the Shares...................................................9
Section 2.2.          Consideration.....................................................................9
Section 2.3.          Closing Adjustment................................................................9
Section 2.4.          Escrow Amount; Holdback Amount...................................................10
Section 2.5.          Closing..........................................................................12
Section 2.6.          Post-Closing Adjustment..........................................................12


                                                        ARTICLE III
                                         REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 3.1.          Authority; Execution.............................................................14
Section 3.2.          No Conflict; Required Filings and Consents.......................................15
Section 3.3.          Organization, Standing and Authority.............................................16
Section 3.4.          Capital Stock; Subsidiaries......................................................16
Section 3.5.          Financial Statements.............................................................17
Section 3.6.          Books and Records................................................................18
Section 3.7.          Accounts Receivable..............................................................18
Section 3.8.          Inventory........................................................................18
Section 3.9.          No Material Adverse Change.......................................................18
Section 3.10.         Absence of Certain Changes and Events............................................18
Section 3.11.         Pre-Closing Transactions.........................................................20
Section 3.12.         Compliance With Legal Requirements; Governmental Authorizations..................21
Section 3.13.         Actions and Proceedings..........................................................22
Section 3.14.         Employee Benefit Matters.........................................................22
Section 3.15.         Labor Matters....................................................................25
Section 3.16.         Intellectual Property............................................................25
Section 3.17.         Taxes............................................................................26
Section 3.18.         Environmental Matters............................................................27
Section 3.19.         Real Property....................................................................29
Section 3.20.         Tangible Personal Property.......................................................32
Section 3.21.         Material Contracts...............................................................32
Section 3.22.         Related Party Transactions.......................................................33
Section 3.23.         Insurance........................................................................33

Section 3.24.         Business Relationships...........................................................33
Section 3.25.         Brokers..........................................................................33
Section 3.26.         Bank Accounts....................................................................34
Section 3.27.         Compensation.....................................................................34
Section 3.28.         Sellers' Representative..........................................................34
Section 3.29.         Disclosure.......................................................................34
Section 3.30.         Licentia Agreement...............................................................34
Section 3.31.         Balance Sheet Date...............................................................34


                                                        ARTICLE IV
                                       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1.          Organization and Qualification...................................................35
Section 4.2.          Authority Relative to this Agreement.............................................35
Section 4.3.          No Conflict; Required Filings and Consents.......................................35
Section 4.4.          Disclosure.......................................................................35


                                                        ARTICLE V
                                           CONDITIONS PRECEDENT TO CLOSING

Section 5.1.          Conditions to Obligations of the Sellers.........................................36
Section 5.2.          Conditions to Obligations of the Purchaser.......................................36


                                                        ARTICLE VI
                                                       TERMINATION

Section 6.1.          Termination......................................................................38
Section 6.2.          Effect of Termination............................................................38


                                                        ARTICLE VII
                                                        TAX MATTERS

Section 7.1.          Tax Indemnification..............................................................39
Section 7.2.          Apportionment of Taxes...........................................................39
Section 7.3.          Calculation of Indemnity Payments................................................39
Section 7.4.          Transfer Tax and Other Closing Expenses..........................................39
Section 7.5.          Tax Returns......................................................................40
Section 7.6.          Survival.........................................................................40
Section 7.7.          Exclusive Remedy.................................................................40
Section 7.8.          Contests.........................................................................40
Section 7.9.          Post Closing.....................................................................41


                                                         ARTICLE VIII
                                                       INDEMNIFICATION

Section 8.1.          Survival.........................................................................41
Section 8.2.          Indemnification by the Sellers...................................................42
Section 8.3.          Indemnification by the Purchaser.................................................43


Section 8.4.          Procedure for Indemnification for Third Party Claims.............................43
Section 8.5.          Character of Indemnity Payments..................................................45
Section 8.6.          Exclusion of Tax Claims..........................................................45


                                                        ARTICLE IX
                                                  ADDITIONAL AGREEMENTS

Section 9.1.          Confidentiality..................................................................45
Section 9.2.          Public Announcements.............................................................45
Section 9.3.          Noncompetition...................................................................45
Section 9.4.          Pack Employment..................................................................47
Section 9.5.          Severance Obligations............................................................47


                                                        ARTICLE X
                                                   GENERAL PROVISIONS

Section 10.1.         Notices..........................................................................47
Section 10.2.         Sellers' Representative..........................................................48
Section 10.3.         Escrow Amount; Holdback Amount; Right of Set-Off.................................48
Section 10.4.         Successors, Assigns and Transferees..............................................49
Section 10.5.         Governing Law; Independent Accountant; Jurisdiction..............................49
Section 10.6.         Fees and Expenses................................................................50
Section 10.7.         Severability.....................................................................50
Section 10.8.         Entire Agreement; Amendment......................................................50
Section 10.9.         Counterparts.....................................................................51

Schedules and Exhibits:

Schedules

Exhibit A                  Escrow Agreement
Exhibit B                  Form of Nondisclosure and Nonsolicitation Agreement
Exhibit C                  Form of Nondisclosure and Nonsolicitation Agreement
Exhibit D                  Form of Legal Opinion of Sayles, Lidji & Werbner
Exhibit E                  Form of Certificate for Acquired Companies

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of January 27, 2003, is by and between Mr. Jay A. Pack, an individual, Ms. Ruth A. Pack, an individual, the Lucille Lauren Pack 1997 Irrevocable Trust, a trust organized under the laws of Texas (the "1997 LUCY PACK TRUST"), the Lucille Lauren Pack 1990 Trust, a trust organized under the laws of Texas (the "1990 LUCY PACK TRUST"), the Gracie Ellen Pack 1997 Irrevocable Trust, a trust organized under the laws of Texas (the "1997 GRACIE PACK TRUST"), the Gracie Ellen Pack 1990 Trust, a trust organized under the laws of Texas (the "1990 GRACIE PACK TRUST"), and The Jay and Ruth Pack Family Foundation, a non-profit corporation organized under the laws of Texas (the "FOUNDATION" and together with Mr. Jay A. Pack, Ms. Ruth A. Pack, the 1997 Lucy Pack Trust, the 1990 Lucy Pack Trust, the 1997 Gracie Pack Trust and the 1990 Gracie Pack Trust, the "SELLERS"), and Del Monte Fresh Produce N.A., Inc. a corporation organized under the laws of Florida (the "PURCHASER").

                                    RECITALS

                  WHEREAS, the Purchaser desires to purchase from the Sellers and the Sellers desire to sell to the Purchaser, all of the issued and outstanding shares of capital stock (the "SHARES") of Standard Fruit & Vegetable Co., Inc., a corporation organized under the laws of Texas (the "COMPANY"); and


                  WHEREAS, the Purchaser and the Sellers desire to consummate the purchase and sale of the Shares as of the date of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  Section 1.1. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

                  "1990 GRACIE PACK TRUST" has the meaning set forth in the opening paragraph.

                  "1990 LUCY PACK TRUST" has the meaning set forth in the opening paragraph.

                  "1997 GRACIE PACK TRUST" has the meaning set forth in the opening paragraph.

                  "1997 LUCY PACK TRUST" has the meaning set forth in the opening paragraph.

                  "ACCOUNTS RECEIVABLE" has the meaning set forth in Section
3.7.

                  "ACQUIRED COMPANIES" means the Company and its Subsidiaries.

                  "ACQUIRED COMPANY INTELLECTUAL PROPERTY" means all Intellectual Property held, owned or used by any Acquired Company.

                  "ACQUIRED COMPANY PROPERTY" has the meaning set forth in
Section 3.19(b).

                  "AFFILIATE" means, with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through Contracts or otherwise).

                  "AGREEMENT" has the meaning set forth in the opening paragraph.

                  "AUDITED COMPANY FINANCIAL STATEMENTS" has the meaning set forth in Section 3.5(a).

                  "BALANCE SHEET DATE" shall mean January 24, 2003.

                  "BASE PRICE" has the meaning set forth in Section 2.2.

                  "CLOSING" has the meaning set forth in Section 2.5(a).

                  "CLOSING ADJUSTMENT" has the meaning set forth in Section 2.2.

                  "CLOSING STATEMENT" has the meaning set forth in Section
2.3(a)

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMONLY CONTROLLED ENTITY" has the meaning set forth in
Section 3.14(a).

                  "COMPANY" has the meaning set forth in the recitals.

                  "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.5(a).

                  "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement, dated as of June 7, 2002, between Del Monte Fresh Produce Company and Mr. Jay A. Pack, as amended and restated on August 28, 2002.

                  "CONTEST" has the meaning set forth in Section 7.8.

                  "CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                  "DEBT" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services; (iii) all obligations of such Person evidenced by notes, bonds, debentures, or other similar instruments; (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (vi) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit; and (vii) all Debt of others referred to in clauses (i) through (vi) above guarantied directly or indirectly in any manner by such Person or secured by any Lien on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

                  "ENVIRONMENT" means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical structures and improvements thereon.

                  "ENVIRONMENTAL LIABILITIES AND COSTS" means any Liabilities arising from or relating to: (i) any Loss pursuant to Environmental Law alleging personal injury, property damage, damage to natural resources or the Environment; (ii) any investigation, study, testing, assessment, remediation, removal, cleanup, abatement or monitoring of any threatened or actual Release, whether on-site or off-site, whether conducted by an Acquired Company, third party or Governmental Entity, related to the current and former facilities and operations of the Acquired Companies; or (iii) any failure to comply with applicable Environmental Laws, including without limitation (x) any fines and penalties assessed, levied or asserted against the Acquired Companies, and (y) any costs necessary to enable the facilities and operations of the Acquired Companies to comply with all applicable Environmental Laws currently in effect and requiring compliance as of Closing.

                  "ENVIRONMENTAL LAW" means any Law relating to: (i) the Environment, including, without limitation, pollution, contamination, cleanup, preservation, protection, or reclamation of the Environment; (ii) public or employee health or safety; (iii) any Release, including without limitation notification, investigation, monitoring, or remediation of or other response to a Release; (iv) the handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Substances; and (v) the physical structure or condition, or appropriate use of a building, facility, fixture or other structure.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGENT" has the meaning set forth in Section 2.4(b).

                  "ESCROW AGREEMENT" has the meaning set forth in Section
2.4(b).

                  "ESCROW AMOUNT" has the meaning set forth in Section 2.4(a).

                  "FINAL CLOSING ADJUSTMENT" has the meaning set forth in
Section 2.6(f).

                  "FINAL CLOSING CASH BALANCE" has the meaning set forth in
Section 2.6(f).

                  "FINAL CLOSING WORKING CAPITAL BALANCE" has the meaning set forth in Section 2.6(f).

                  "FINAL POST-CLOSING STATEMENT" has the meaning set forth in
Section 2.6(c).

                  "FOUNDATION" has the meaning set forth in the opening paragraph.

                  "GAAP" means United States generally accepted accounting principles.

                  "GOVERNMENTAL ENTITY" means any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency or commission, court or arbitrator of competent jurisdiction or stock exchange.

                  "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, chemical, product or by-product, raw material, intermediate, petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent.

                  "HOLDBACK AMOUNT" has the meaning set forth in Section 2.4(a).

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "INDEPENDENT ACCOUNTANT" has the meaning set forth in Section 10.5(b).

                  "INTELLECTUAL PROPERTY" means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (i) trademarks, trade dress, service marks, and the goodwill associated with the foregoing; (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) writings and other works of authorship; (iv) trade secrets, business, technical and know-how information, and rights to limit the use or disclosure thereof by any Person; (v) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; and (vi) any registrations of, applications to register, and renewals and extensions of, any of the foregoing items set forth in clauses (i) through (v) above with or by any Governmental Entity in any jurisdiction.

                  "INTERIM COMPANY FINANCIAL STATEMENTS" has the meaning set forth in Section 3.5(a).

                  "INTERIM PERIOD" has the meaning set forth in Section 7.2(b).

                  "INTEREST RATE" has the meaning set forth in Section 2.6(g).

                  "KNOWLEDGE" means (i) with respect to an individual, a fact, matter or circumstance of which such individual has actual awareness or of which such individual should have become aware in the due performance of such individual's duties as an employee, director and/or shareholder, and (ii) with respect to any Person other than an individual, a fact, matter or circumstance of which any individual who is, or at the time of such fact, matter or circumstance was, serving as a director, officer, partner, executor, employee, trustee, consultant or advisor of such Person (or in any similar capacity) has actual awareness or of which such individual should have become aware in the due performance of such individual's duties.

                  "LAW" means any statute, law, constitutional provision, code, regulation, ordinance, rule, ruling, judgment, decision, order, writ, injunction (whether preliminary or final), decree, permit, concession, grant, franchise, license, agreement, directive, binding guideline or policy or rule of common law, requirement of, or other governmental restriction of or determination by, any Governmental Entity or any interpretation of any of the foregoing by any Governmental Entity.

                  "LIABILITIES" means any liabilities, Debts, or obligations of any nature, whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due.

                  "LIEN" means any pre-emptive right, mortgage, charge, pledge, security interest, encumbrance, lien (statutory or otherwise), hypothecation, assignment for security, claim, preference, priority or other encumbrance of any kind.

                  "LOSSES" shall mean any and all losses, costs, claims, damages, Liabilities, obligations, judgments, settlements, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing a party's right to indemnification against any indemnifying party or with respect to any appeal) and penalties and interest, if any.

                  "MATERIAL CONTRACTS" shall mean any Contract of the following categories to which any of the Acquired Companies is a party or by which any of the Acquired Companies or any of their respective assets or properties is bound:
(i) Contracts entered
into out of the ordinary course of business of any of the Acquired Companies;
(ii) Contracts (either individually or together with other similar Contracts with the same Person) involving expenditures, payments, Liabilities, goods or services with a value in excess of U.S.$300,000 in the aggregate or in excess of U.S.$100,000 in the aggregate in any twelve-month period, other than Contracts that merely set forth the general terms on which goods or services may be sold or purchased by any Acquired Company but do not impose any obligation on any Acquired Company or any other party thereto to provide goods or services or pay any specified amount; (iii) Contracts containing covenants limiting the freedom to engage in any business activity or compete with any Person or operate at any location; (iv) joint venture or partnership agreements or joint development or similar agreements involving a sharing of profits, losses, costs or liabilities by any Acquired Company with any other Person; (v) Contracts relating to the capital stock or other ownership assets of any Acquired Company in any other Person, including Contracts containing provisions relating to voting, management, change of control, transfer or the right to acquire or the obligation to sell any capital stock or other ownership interest in such Person;
(vi) Contracts providing for the acquisition, directly or indirectly (by merger or otherwise), of substantially all of the assets or any part of the capital stock (or other ownership interest) of another Person; and (vii) any amendment, modification, supplement, side letter or consent affecting the obligations of any party with respect to any of the Contracts referred to in clauses (i) through (vi) above.

                  "PACK AFFILIATE" means Mr. Jay A. Pack, the members of his immediate family and any other Person (other than an individual) that is exclusively owned and controlled by Mr. Jay A. Pack and/or such members.

                  "PERMIT" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

                  "PERMITTED LIENS" means (a) mechanics', materialmen's, carriers', workers', repairers', landlords' and similar Liens arising or incurred in the ordinary course of business consistent with past practice securing a Debt not in excess of U.S.$25,000; (b) solely with respect to real property, zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use; and (c) solely with respect to real property, customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not materially and adversely affect the current use, occupancy, or value or the marketability of title.

                  "PERSON" means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association, other entity or Governmental Entity.

                  "PERSONAL PROPERTY LEASES" has the meaning set forth in
Section 3.20(a).

                  "PLAN" has the meaning set forth in Section 3.14(a).

                  "POST-CLOSING STATEMENT" has the meaning set forth in Section 2.6(a).

                  "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, eminent domain or condemnation proceeding or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

                  "PURCHASE PRICE" has the meaning set forth in Section 2.2.

                  "PURCHASER" has the meaning set forth in the opening paragraph.

                  "PURCHASER'S CLOSING CASH BALANCE" has the meaning set forth in Section 2.6(a).

                  "PURCHASER'S CLOSING WORKING CAPITAL BALANCE" has the meaning set forth in Section 2.6(a).

                  "REAL PROPERTY" has the meaning set forth in Section 3.19(a).

                  "REAL PROPERTY LEASE" has the meaning set forth in Section 3.19(a).

                  "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the Environment, including, without limitation, the migration of any Hazardous Substance through or in the Environment, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

                  "SALARY CONTINUATION LETTERS" refers to the letters so entitled and executed between the Company, Jay Pack and the individuals listed in Sections 5.2(l) and 5.2(m) (other than Steve Grinstead and Michael Kissner) in the form approved by Purchaser.

                  "SAR PLAN" has the meaning set forth in Section 5.2(j).

                  "SELLERS" has the meaning set forth in the opening paragraph.

                  "SELLERS' CLOSING CASH BALANCE" has the meaning set forth in
Section 2.3(a).

                  "SELLERS' CLOSING WORKING CAPITAL BALANCE" has the meaning set forth in Section 2.3(a).

                  "SHARES" has the meaning set forth in the recitals.

                  "SHORT PERIOD" has the meaning set forth in Section 7.2(a).

                  "SPECIFIED REPRESENTATIONS" has the meaning set forth in
Section 8.1.

                  "SUBSIDIARY" means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns or has rights to acquire, directly or indirectly, more than 25% of the capital stock or other ownership interests of such other Person.

                  "SURVIVAL DATE" shall be the date that is one year from the date of the Closing.

                  "TANGIBLE PERSONAL PROPERTY" has the meaning set forth in
Section 3.20(a).

                  "TARGET WORKING CAPITAL" means U.S.$3,000,000 (three million dollars).

                  "TAX CLAIM" has the meaning set forth in Section 7.6.

                  "TAX INDEMNITEE" has the meaning set forth in Section 7.1.

                  "TAX RETURN" means a report, return, declaration, claim for refund or other information (including any amendments, schedules and attachments thereto) required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes any of the Acquired Companies.

                  "TAXES" means all taxes, however denominated, including any interest or penalties or additions thereto whether disputed or not, including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income Taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation taxes, escheat, value-added taxes, alternative or add-on minimum taxes and other obligations of the same or of a similar nature, whether arising before, on or after the Closing.

                  Section 1.2. GENERAL INTERPRETIVE PRINCIPLES. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section and article captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms "hereof," "herein," "hereunder" and similar terms refer to this Agreement as a whole (including the Schedules and Exhibits hereto), and references herein to Sections and Articles refer to sections and articles of this Agreement.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

                  Section 2.1. PURCHASE AND SALE OF THE SHARES. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from each of the Sellers, and each of the Sellers shall sell and deliver to Purchaser, legal and beneficial ownership of the number of Shares set forth next to such Seller's name on SCHEDULE 2.1, free and clear of all Liens.

                  Section 2.2. CONSIDERATION. At the Closing, the aggregate consideration to be paid by Purchaser for the Shares shall be an amount equal to U.S.$100,000,000 (one hundred million dollars) (the "BASE PRICE") as adjusted by an amount determined pursuant to Section 2.3 (such amount, the "CLOSING ADJUSTMENT" and such adjusted Base Price, the "PURCHASE PRICE"). In the event that the Closing Adjustment is positive, the Base Price shall be increased by the amount of the Closing Adjustment. In the event that the Closing Adjustment is negative, the Base Price shall be decreased by the amount of the Closing Adjustment. The Purchase Price will be paid in the manner and at the times as set forth in Sections 2.4 and 2.5 and will be subject to further post-Closing adjustment as set forth in Section 2.6.

                  Section 2.3. CLOSING ADJUSTMENT. (a) At the Closing, the Sellers shall deliver to the Purchaser a statement (the "CLOSING STATEMENT") in the form of SCHEDULE 2.3(A), which lists (i) the cash of the Company as of the Balance Sheet Date (such amount, the "SELLERS' CLOSING CASH BALANCE"), (ii) the amounts of the short-term asset and short-term liability accounts of the Company listed thereon, and (iii) the amount calculated by subtracting the sum of such short-term liability accounts from the sum of such short-term asset accounts set forth therein (such amount, the "SELLERS' CLOSING WORKING CAPITAL BALANCE"), together with the work papers and other supporting documents used by the Sellers to prepare the Closing Statement. The Purchaser shall be entitled to participate in the preparation of the Closing Statement. The Purchaser and the Sellers acknowledge that, solely for purpose of the Closing Statement, accrued expenses will not be actually calculated as of the Balance Sheet Date and such amount on the Closing Statement shall be equal to an amount that is 110 % of the balance of accrued expenses set forth in the Interim Company Financial Statements.

                  (b) The amounts set forth in the Closing Statement shall be calculated in accordance with SCHEDULE 2.3(B) and to reflect the financial position of the Company on a consolidated basis as of the Balance Sheet Date in accordance with the accounting records of the Company and GAAP consistent, to the extent such Audited Company Financial Statements are in accordance with GAAP, with those used in the preparation of the Audited Company Financial Statements as of December 31, 2001.

                  (c) At the Closing, the Closing Adjustment shall be determined as follows:

                  (i) In the event that the Sellers' Closing Working Capital Balance is a positive number equal to or greater than the amount of the Target Working Capital, then the Closing Adjustment shall be a positive number equal to the Sellers' Closing Cash Balance. For the avoidance of doubt and by way of example of the foregoing, in the event that the Sellers' Closing Working Capital Balance is U.S.$4,000,000, and the Sellers' Closing Cash Balance is U.S.$3,000,000, the Base Price would be increased by U.S.$3,000,000, but the Base Price would not be further adjusted at the Closing for the U.S.$1,000,000 excess working capital.

                  (ii) In the event that the Sellers' Closing Working Capital Balance is a negative number, zero or a positive number less than the Target Working Capital, then the Closing Adjustment shall be a positive or negative number equal to the sum of the Sellers' Closing Cash Balance and the Sellers' Closing Working Capital Balance, minus the Target Working Capital, giving effect for purposes of such calculation to whether each number is negative or positive. For the avoidance of doubt and by way of example of the foregoing, in the event that the Sellers' Working Capital Balance is U.S.$2,000,000, and the Sellers' Closing Cash Balance is U.S.$4,000,000, then the Base Price would be increased by U.S.$3,000,000.

                  Section 2.4. ESCROW AMOUNT; HOLDBACK AMOUNT. (a) At the Closing, the Purchaser shall (i) retain a portion of the Purchase Price equal to U.S.$2,500,000 (two million five hundred thousand dollars) (the "HOLDBACK AMOUNT"), to secure the payment by the Sellers of any amounts that become due to the Purchaser under this Agreement, and (ii) place in escrow a portion of the Purchase Price equal to U.S.$7,500,000 (seven million five hundred thousand dollars) (the "ESCROW AMOUNT"), to secure the payment by the Sellers of any amounts that become due to the Purchaser under this Agreement to the extent that the Holdback Amount is insufficient to pay such amounts.

                  (b) The Escrow Amount will be held in escrow pursuant to an escrow agreement with JPMorgan Chase Bank (the "ESCROW AGENT") in the form of EXHIBIT A (the "ESCROW AGREEMENT") to be executed by the parties and the Escrow Agent as of the date hereof. All fees and expenses of the Escrow Agent under the Escrow Agreement shall be the responsibility of the Sellers.

                  (c) Except as permitted by the Escrow Agreement or this Agreement and subject to the following sentence, the balance of the Escrow Amount shall be maintained in escrow and the balance of the Holdback Amount shall be retained by the Purchaser, in each case until the later of (i) the date that is three years from the date hereof, or (ii) the date on which any claim by Purchaser under Article VII or VIII of which notice is given prior to the Survival Date or any claim by Purchaser under Section 8.2(a)(iv) with respect to an amount to be paid on or prior to the date that is three years from the date hereof shall be finally resolved, on which date the balance of the Escrow Amount and Holdback Amount, if any, shall be paid to the Sellers. Notwithstanding the foregoing, (i) on the Survival Date, in the event that (x) all of the claims of the Purchaser under Article VII or VIII of which notice is given prior to the Survival Date are for a specified U.S. Dollar amount of Losses and other amounts, and (y) the sum of (A) the U.S. Dollar amount of Losses and other amounts sought by Purchaser with respect to all claims under Article VII or VIII of which notice is given prior to the Survival Date, (B) any other amount sought by the Purchaser under this Agreement or the Escrow Agreement, and (C) the maximum amount of indemnification that Purchaser would be entitled pursuant to Section 8.2(a)(iv) for payments on or subsequent to the Survival Date, is less than the balance of the Holdback Amount and the Escrow Amount as of the Survival Date, then on the Survival Date any portion of the Escrow Amount and the Holdback Amount in excess of such Losses and amounts shall be paid to the Sellers, with any such excess amount coming first from the Escrow Amount; (ii) on the date that is one year from the Survival Date, in the event that (x) all of the claims of the Purchaser under
Article VII or VIII of which notice is given prior to the Survival Date are for a specified U.S. Dollar amount of Losses and other amounts, and (y) the sum of
(A) the U.S. Dollar amount of Losses and other amounts sought by Purchaser with respect to all claims under Article VII or VIII of which notice is given prior to the Survival Date, (B) any other amount sought by the Purchaser under this Agreement or the Escrow Agreement, and (C) the maximum amount of indemnification that Purchaser would be entitled pursuant to Section 8.2(a)(iv) for payments on or subsequent to such date, is less than the balance of the Holdback Amount and the Escrow Amount as of such date, then on the date that is one year from the Survival Date any portion of the Escrow Amount and the Holdback Amount in excess of such Losses and such amounts shall be paid to the Sellers, with any such excess amount coming first from the Escrow Amount; and (iii) on any date that is on or after the date that is two years and one day from the Survival Date, in the event that (x) all of the claims of the Purchaser under Article VII or VIII of which notice is given prior to the Survival Date are for a specified U.S. Dollar amount of Losses and other amounts, and (y) the sum of the U.S. Dollar amount of Losses and other amounts sought by Purchaser with respect to all claims under Article VII or VIII of which notice is given prior to the Survival Date and any other amount sought by the Purchaser under this Agreement or the Escrow Agreement, is less than the balance of the Holdback Amount and the Escrow Amount as of such date, then on such date any portion of the Escrow Amount and the Holdback Amount in excess of such Losses and such amounts shall be paid to the Sellers, with any such excess amount coming first from the Escrow Amount.

                  (d) The Escrow Agreement will provide that the Escrow Agent will pay the Purchaser from the Escrow Amount for any amount under this Agreement (i) agreed with the Sellers' Representative, (ii) determined by Purchaser to be due upon delivery to the Sellers' Representative of a notice complying with Section 10.1 (including with respect to delivery of all copies), with an additional copy to the Escrow Agent, and to which the Sellers' Representative (including through its counsel) fails to object in writing within 30 days of such notice, (iii) determined to be due to the Purchaser by the Independent Accountant pursuant to Section 10.5(b), or (iv) determined to be due by a court of competent jurisdiction pursuant to Section 10.5(c).

                  (e) The Purchaser shall be entitled to retain for itself from the Holdback Amount for any amount under this Agreement (i) agreed with the Sellers' Representative, (ii) determined by Purchaser to be due upon delivery of a notice complying with Section 10.1 (including with respect to delivery of all copies) to the

Sellers' Representative of the amount and the basis for such amount; (iii) determined to be due to the Purchaser by the Independent Accountant pursuant to
Section 10.5(b), or (iv) determined to be due by a court of competent jurisdiction pursuant to Section 10.5(c). To the extent that Purchaser is ultimately determined not to be entitled to offset any such amount against the Holdback Amount, such amount shall be deemed to form part of the Holdback Amount.

                  (f) All payments by the Purchaser to the Sellers under this
Section 2.4 shall be by wire transfer in immediately available U.S. Dollar funds to the Sellers in the same proportion as the Purchase Price.

                  Section 2.5. CLOSING. (a) The closing of the purchase and sale of the Shares (the "CLOSING") shall take place at the offices of Sayles, Lidji & Werbner, 44th Floor, Renaissance Tower, 1201 Elm Street, Dallas, Texas on the date of this Agreement. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor any documents executed or delivered until all have been taken, executed and delivered.

                  (b) At the Closing, (i) each of the Sellers shall deliver to Purchaser one or more certificates evidencing the number of Shares set forth next to such Seller's name on SCHEDULE 2.1, in each case duly endorsed in blank or accompanied by duly executed stock powers in blank, (ii) Purchaser shall wire transfer an aggregate amount equal to the Purchase Price, less the Escrow Amount and the Holdback Amount, in immediately available U.S. Dollar funds to the Sellers in the amounts and to the accounts next to such Seller's name on
SCHEDULE 2.1, and (iii) Purchaser shall wire transfer an aggregate amount equal to the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

                  Section 2.6. POST-CLOSING ADJUSTMENT. (a) On or before May 31, 2003, the Purchaser will cause to be prepared a statement (the "POST-CLOSING STATEMENT") in the form of SCHEDULE 2.3(A), which lists (i) the cash of the Company as of the Balance Sheet Date (the "PURCHASER'S CLOSING CASH BALANCE"),
(ii) the amounts of the short-term asset and short-term liability accounts of the Company listed thereon, and (iii) the amount calculated by subtracting the sum of such short-term liability accounts from the sum of such short-term asset accounts (the "PURCHASER'S CLOSING WORKING CAPITAL BALANCE"), together with the work papers and other supporting documents used by the Purchaser to prepare the Post-Closing Statement.

                  (b) The amounts set forth in the Post-Closing Statement shall be calculated in accordance with SCHEDULE 2.3(B) and to reflect the financial position of the Company on a consolidated basis as of the Balance Sheet Date in accordance with GAAP consistent, to the extent such Audited Company Financial Statements are in accordance with GAAP, with those used in the preparation of the Audited Company Financial Statements as of December 31, 2001.

                  (c) Within 30 days after receipt of the Post-Closing Statement, the Sellers' Representative shall notify the Purchaser whether the Sellers accept or dispute the accuracy of the Post-Closing Statement. If the Sellers' Representative has not given any such notice to the Purchaser within the time period set forth in the preceding sentence or timely accepts the Post-Closing Statement, the Post-Closing Statement shall be deemed to be final for purposes of this Section 2.6 (the "FINAL POST-CLOSING STATEMENT"). If the Sellers' Representative disputes the accuracy of any of such items, it shall in the notice of such dispute set forth in reasonable detail those items that it believes do not fairly present the financial position of the Company on a consolidated basis as of the Balance Sheet Date in accordance with GAAP consistent, to the extent such Audited Company Financial Statements are in accordance with GAAP, with those used in the preparation of the Audited Company Financial Statements as of December 31, 2001. The Purchaser and the Sellers' Representative shall then meet and in good faith use their reasonable best efforts to try to resolve their disagreements over the disputed items. If the Purchaser and the Sellers' Representative resolve their disagreements in accordance with the foregoing sentence, the Post-Closing Statement with those modifications, if any, that shall have been agreed by the Purchaser and the Sellers' Representative shall be deemed to be the Final Post-Closing Statement.

                  (d) In no event shall the Sellers' Representative be entitled to dispute any item on the Post-Closing Statement to the extent that the amount for such item is the same as the amount for the corresponding item on the Closing Statement. Any such item shall not be submitted to the Independent Accountant but shall be conclusively as set forth in the Post-Closing Statement to the extent it is the same as the amount for the corresponding item on the Closing Statement.

                  (e) If the Purchaser and the Sellers' Representative are unable to resolve any disagreement (other than as set forth in Section 2.6(d)) within 30 days after the notification of disagreement by the Sellers' Representative pursuant to Section 2.6(c), then Purchaser and the Sellers' Representative shall submit the matter to the Independent Accountant pursuant to
Section 10.5(b) hereof. With respect to any dispute so submitted, the parties shall instruct the Independent Accountant to consider only those items and amounts set forth in the Post-Closing Statement as to which the Purchaser and the Sellers' Representative have not resolved their disagreement. The resolution of the disputed items by the Independent Accountant shall, along with any items resolved between the Purchaser and the Sellers' Representative and the undisputed items in the Post-Closing Statement, constitute the Final Post-Closing Statement.

                  (f) Upon determination of the Final Post-Closing Statement, the Purchase Price shall be adjusted by an amount (the "FINAL CLOSING ADJUSTMENT") equal to

                  (i) the Final Closing Cash Balance, plus

                  (ii) the Final Closing Working Capital Balance, minus

                  (iii) the Target Working Capital, and minus

                  (iv) the Closing Adjustment,

giving effect for purposes of such calculation to whether each number is negative or positive. For purpose of this Section 2.6(f), the "FINAL CLOSING CASH BALANCE" shall be the Closing Cash Balance set forth in the Final Post-Closing Statement, and the "FINAL CLOSING WORKING CAPITAL BALANCE" shall be the Closing Working Capital Balance set forth in the Final Post-Closing Statement. For the avoidance of doubt and by way of example of the foregoing, in the event that the Final Closing Cash Balance is U.S.$4,000,000, the Final Closing Working Capital Balance is U.S.$5,000,000 and the Base Price was increased by $4,000,000 at the Closing as the Closing Adjustment, then the Purchase Price shall be increased post-Closing by U.S.$2,000,000, which is the amount of the excess working capital that was not paid to the Sellers' at the Closing.

                  (g) If the Final Closing Adjustment is negative, the Sellers shall pay to Purchaser the amount of such reduction, and if the Final Closing Adjustment is positive, Purchaser shall pay to the Sellers the amount of such increase, in each case by wire transfer of immediately available U.S. Dollar funds to an account or accounts designated by the Person or Persons receiving payment within three business days after the final determination of the amount of such reduction or increase in the Purchase Price, plus interest compounded daily on the amount paid for the actual number of days elapsed from the Closing to the date of such payment at a rate (the "INTEREST RATE") equal to the annualized weekly average rate of a 90 day Treasury bill, as published in the Wall Street Journal for the week ended prior to the date hereof. In the event that either party fails to pay such amount within 30 days of the final determination of such amount, the paying party shall be required to pay the other party interest from the date of final determination at an interest rate of 2% over the Interest Rate, plus any reasonable and documented attorney's fees incurred in connection with the collection of such amount. Any payment to the Sellers shall be divided amongst the Sellers in the same proportion as the Purchase Price.

                  (h) With respect to any decrease in the Purchase Price payable to it under this Section 2.6, subject to Section 10.3, the Purchaser shall be paid any Final Closing Adjustment directly by the Sellers regardless of the balance of the Holdback Amount or the Escrow Amount. Notwithstanding the foregoing, the Purchaser shall be entitled (but not required) to make a claim under the Escrow Agreement or set-off any amount against the Holdback Amount for any such amount payable to it.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  The Sellers, jointly and severally, represent and warrant to the Purchaser as follows:

                  Section 3.1. AUTHORITY; EXECUTION. Each of the Sellers that is a trust is properly formed and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Sellers that is an individual has the legal capacity to execute, deliver and perform his or her obligations under this Agreement and, solely with respect to Mr. Jay A. Pack, the Escrow Agreement. The Foundation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction hereby. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by each Seller that is a party thereto and, assuming this Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of the Purchaser, each of this Agreement and the Escrow Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

                  Section 3.2. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Neither the execution and delivery of this Agreement and the Escrow Agreement nor the consummation or performance of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the certificates of incorporation or bylaws (or other governing documents) of any of the Acquired Companies, or, to the extent applicable, the Sellers, (B) any resolution adopted by the board of directors or the stockholders (or other governing body) of any Acquired Company, (C) any provision of the 1990 Gracie Pack Trust, the 1990 Lucy Pack Trust, the 1997 Gracie Pack Trust or the 1997 Lucy Pack Trust or (D) any provision of the certificate of incorporation, bylaws or similar governing instrument of the Foundation;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby and thereby or to exercise any remedy or obtain any relief under, any Law to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company or Seller, may be subject;

                  (iii) upon obtaining the consents, approvals and waivers set forth on SCHEDULE 3.2(A)(III), contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by any Acquired Company or that otherwise relates in any material respect to the business of, or any of the assets owned or used by, any Acquired Company;

                  (iv) upon obtaining the consents, approvals and waivers set forth on SCHEDULE 3.2(A)(IV), contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any right or remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract by which any Acquired Company or Seller, or any of their assets is or may become bound; or

                  (v) result in the imposition or creation of any Lien, other than a Permitted Lien, upon or with respect to any of the assets owned or used by any Acquired Company.

                  (b) Except for the pre-merger notification and waiting period requirements of the HSR Act, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity, or any other Person or entity is required to be made or obtained by any of the Acquired Companies or any of the Sellers in connection with the execution, delivery and performance of this Agreement by any of the Sellers.

                  Section 3.3. ORGANIZATION, STANDING AND AUTHORITY. Each Acquired Company is (i) a duly organized and validly existing corporation or other juridical entity having the legal form set forth next to its name on
SCHEDULE 3.3, (ii) in good standing under the laws of the jurisdiction of organization set forth next to its name on SCHEDULE 3.3, with all power and authority to own or lease all of its properties and assets and conduct its business as currently conducted, and (iii) duly qualified to do business in each of the jurisdictions listed on SCHEDULE 3.3 in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business any Acquired Company.

                  Section 3.4. CAPITAL STOCK; SUBSIDIARIES. (a) SCHEDULE 3.4(A) sets forth (i) the authorized and issued capital stock of the Company, (ii) the name of each Seller, and (iii) the number of Shares beneficially owned and held of record by each Seller. The Sellers are the only shareholders of the Company and each has good and marketable title to and is the beneficial and record owner of the Shares listed opposite his, her or its name on SCHEDULE 3.4(A), free and clear of all Liens. The Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive or subscription rights (and were not issued in violation of any preemptive or subscription rights).

                  (b) SCHEDULE 3.4(B) sets forth (i) the authorized and issued capital stock of (or other ownership interest in) each of the Subsidiaries of the Company, (ii) the name of each Person who is a holder of such capital stock of (or ownership interest in) such Subsidiary, and (iii) the number of shares (or other ownership interests) beneficially owned and held of record by each such Person. Except as set forth on SCHEDULE 3.4(B), (i) all of the issued capital stock of (or other ownership interest in) each of the Subsidiaries listed as being owned by the Company or any Subsidiary of the Company is owned by such Person, (ii) the Company or such Subsidiary of the Company has good and marketable title to such capital stock (or other ownership interest), free and clear of all Liens, and (iii) all such capital stock (or other ownership interest) has been duly authorized and is validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive or subscription rights (and was not issued in violation of any preemptive or subscription rights). Except as set forth on SCHEDULE 3.4(B), none of the Company or any Subsidiary of the Company owns, directly or indirectly, any capital stock (or other ownership interests) or any voting, participating or other debt or equity interest, or has any right or obligations to acquire any such capital stock of or interest in, any Person.

                  (c) Except as set forth on SCHEDULE 3.4(C), there are no options, rights, securities, instruments or agreements to which any of the Sellers or the Company or any Subsidiary of the Company is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of (or other ownership interest in) any of the Company or any Subsidiary of the Company, or to grant, extend or enter into any such option, right, instrument or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of (or other ownership interest in) any of the Company or any Subsidiary of the Company, or to grant, extend or enter into any such option, right, instrument or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of (or other ownership interest in) any of the Company or any Subsidiary of the Company. Except as identified and described on SCHEDULE 3.4(C), there are no outstanding stock appreciation rights or similar phantom equity securities issued by the Sellers or Acquired Companies with respect to the capital stock of the Acquired Companies.

                  Section 3.5. FINANCIAL STATEMENTS. (a) The Sellers have delivered to the Purchaser complete and accurate copies of (i) the audited consolidated financial statements of the Company as at and for each of the years ended December 31, 2001, December 31, 2000, and December 31, 1999, together with all related schedules and notes (collectively, the "AUDITED COMPANY FINANCIAL STATEMENTS") and (ii) the unaudited consolidated financial statements of the Company as at and for the eleventh-month period ended on November 30, 2002 (the "INTERIM COMPANY FINANCIAL STATEMENTS," and, together with the Audited Company Financial Statements, the "COMPANY FINANCIAL STATEMENTS").

                  (b) Except as set forth on SCHEDULE 3.5(B), each of the consolidated balance sheets included in the Company Financial Statements fairly presents the consolidated financial position of the Company as of the date thereof and each of the consolidated statements of income (or statements of results of operations) and cash flows included in the Company Financial Statements fairly presents the results of operations and cash flows, as the case may be, of the Company (on a consolidated basis) as of and for the periods then ended, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered except that the Interim Company Financial Statements omit the footnotes, disclosures and opinion contained in the Audited Company Financial Statements.

                  (c) At November 30, 2002, none of the Acquired Companies had any Liabilities that were not reflected or expressly reserved against on the consolidated balance sheet as of November 30, 2002 included in the Interim Company Financial Statements, except for Liabilities that would not be required by GAAP to be reflected on or reserved against on such financial statements. Since December 31, 2001, none of the Acquired Companies has incurred any Liability other than Liabilities that (i) have been incurred in the ordinary course of business consistent with past practice and (ii) have not had and could not reasonably be expected to have, individually or in aggregate, a material adverse effect on the Acquired Companies, taken as a whole.

                  Section 3.6. BOOKS AND RECORDS. The books of account, minute books stock record books, and other records of the Acquired Companies, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, committees of the Boards of Directors, and other governing bodies of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, committee, or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. As of the Closing, all of those books and records will be in the possession of the Acquired Companies.

                  Section 3.7. ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies that are reflected on the Company Financial Statements or on the accounting records of the Acquired Companies as of the Closing (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice unless paid prior to the Closing, and the reserves shown on the Company Financial Statements or on the accounting records of the Acquired Companies as of the Closing are calculated in accordance with GAAP and consistent with past practice and, to the Knowledge of the Sellers and the Acquired Companies, are adequate. To the Knowledge of the Sellers and the Acquired Companies, there is no contest, claim, or right of set-off to any of the Accounts Receivable, other than returns in the ordinary course of business consistent with past practice. All of the Accounts Receivable of the Company are recorded net of the value of any rebate, discount or sale in connection with the sale of goods and services represented by such Accounts Receivable.

                  Section 3.8. INVENTORY. All inventory of the Acquired Companies, whether or not reflected in the Company Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Financial Statements or on the accounting records of the Acquired Companies as of the Closing, as the case may be.

                  Section 3.9. NO MATERIAL ADVERSE CHANGE. Since December 31, 2001, there has not been any material adverse change (other than any change that arises from changes in economic or financial market conditions generally or from changes in the wholesale fresh produce industry generally) in the business, operations, properties, prospects, assets, or condition of the Acquired Company taken as a whole, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  Section 3.10. ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 2001 and except as set forth on SCHEDULE 3.10 or expressly contemplated by Section

3.11, the Acquired Companies have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been any:

                  (a) change in any Acquired Company's authorized or issued capital stock (or other ownership interest); grant of any stock option or right to purchase shares of capital stock (or other ownership interest) of any Acquired Company; issuance of any security convertible or exchangeable into such capital stock (or ownership interest); grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock (or ownership interest); declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (or other ownership interest), or issuance by the Sellers or Acquired Companies of any stock appreciation rights or similar phantom equity securities with respect to the capital stock of the Acquired Companies;

                  (b) amendment to the certificates of incorporation or bylaws (or other governing documents) of any Acquired Company;

                  (c) grant to any employee, director, officer, consultant or stockholder of any Acquired Company of (i) any increase in compensation in any form (including, without limitation, salary and bonuses) in excess of the amount thereof in effect as of December 31, 2001, other than increases required by Law or increased in the ordinary course of business consistent with past practice to Persons who are not officers of any Acquired Company or Sellers or members of the immediate family of any of them, or (ii) any severance or termination pay;

                  (d) the entry into any Contract for employment, consulting services, or severance or termination pay with any Person or the extension of credit or renewal of an extension of credit (either directly or indirectly) in the form of a personal loan, to or for the benefit of any Person;

                  (e) establishment of, amendment or modification to, or increase of the benefits under, any Plan maintained or contributed to by any of the Acquired Companies with or for the benefit of any of their current or former employees, directors, officers, consultants or stockholders or for which any of the Acquired Companies may have any Liability, except as may be required by Law or existing contractual arrangements disclosed on Schedule 3.14(a);

                  (f) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

                  (g) entry into, termination of, or receipt of notice of termination of any Material Contract;

                  (h) sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any Lien on any material asset or property of any Acquired Company;

                  (i) cancellation or waiver of any claims or rights or the forgiveness of any Debt with a value to any Acquired Company in excess of U.S.$10,000;

                  (j) material change in the accounting methods or policies used by any Acquired Company; or

                  (k) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

                  Section 3.11. PRE-CLOSING TRANSACTIONS. (a) Except as set forth on SCHEDULE 3.11(A), as of the Closing, the Debts of the Acquired Companies have been paid in full and otherwise satisfied and discharged at their respective face amounts without the payment of any premium or penalty, and as of the Closing, none of the Acquired Companies has any Debt.

                  (b) Prior to or as of the Closing, all of the right, title and interest of the Company in respect of (i) SHSM Box LLC and (ii) Taft Sales and Leasing, LLC has been assigned to and assumed by a Pack Affiliate, and none of the Acquired Companies has any Liability in respect thereof or any of their assets (including the Citation airplane). SCHEDULE 3.11(B) sets forth a true and complete schedule of any Contract with respect to SHSM Box LLC or Taft Sales and Leasing, LLC or any of their assets, to which any of the Acquired Companies is or, prior the date hereof, was a party or by which any of the Acquired Companies or any of their respective assets or properties is, or prior to the date hereof, was bound. As of the Closing, each of the Contracts set forth on SCHEDULE 3.11(B) has been assigned to or assumed by a Pack Affiliate and each of the parties thereto has released the Acquired Companies from any Liability under such Contracts.

                  (c) Prior to or as of the Closing, the following assets will be assigned to and assumed by a Pack Affiliate, or (at the option of Sellers) purchased by a Pack Affiliate at the values indicated in the respective parentheticals, which amount shall be applied in accordance with SCHEDULE 2.3(B)) and as of the Closing, the Acquired Companies shall have been released from and shall not have any Liability in respect thereof:

                  (i) the Lakewood Country Club Membership ($20,000);

                  (ii) the following private investments: Mercury Investment ($64,698); Grocery Investment ($0); EFO Realty ($94,455); and Texas Growth Cap ($37,968).

                  (iii) the 2000 Mercedes ($68,938); the 1996 Lexus ($17,495);
the 2002 Mercedes ($78,042); the Truman Letter ($4,833); and the Cherry Sculpture ($8,800).

                  (d) Prior to the Closing, Mr. Jay A. Pack shall have paid to Company all outstanding amounts due under his promissory notes to the Company listed on SCHEDULE 3.14(K).

                  Section 3.12. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. (a) Except as set forth on SCHEDULE 3.12(A):

                  (i) Each Acquired Company is, and at all times since December 31, 1999 has been, in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply in all material respects with, any Law, or
         (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) no Acquired Company has received, at any time since December 31, 1999, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) SCHEDULE 3.12(B) contains a complete and accurate list of each Permit that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each of the Permits listed or required to be listed on SCHEDULE 3.12(B) is valid and in full force and effect.

                  (c) Except as set forth on SCHEDULE 3.12(C):

                  (i) each Acquired Company is, and at all times since December 31, 1999 has been, in compliance in all material respects with all of the terms and requirements of each of the Permits identified or required to be identified on SCHEDULE 3.12(B).

                  (ii) no event has occurred since December 31, 1999 or circumstance exists that may (with or without notice or lapse of time)
         (A) constitute or result directly or indirectly in a violation of or a failure to comply in all material respects with any term or requirement of any of the Permits listed or required to be listed on SCHEDULE 3.12(B), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any of the Permits listed or required to be listed on
         SCHEDULE 3.12(B);

                  (iii) no Acquired Company has received, at any time since December 31, 1999, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any of the Permits listed or required to be listed on SCHEDULE 3.12(B), or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any of the Permits listed or required to be listed on SCHEDULE 3.12(B); and

                  (iv) all applications required to have been filed for the renewal of the Permits listed or required to be listed on SCHEDULE 3.12(B) have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities.

                  Section 3.13. ACTIONS AND PROCEEDINGS. Except as set forth in
SCHEDULE 3.13, there is no Proceeding pending or, to the Knowledge of the Sellers or the Acquired Companies, threatened, (i) against or relating to any of the Acquired Companies or their assets or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. None of the Acquired Companies is subject to any outstanding injunctions, judgments, orders or decrees.

                  Section 3.14. EMPLOYEE BENEFIT MATTERS. (a) Except as set forth in SCHEDULE 3.14(A), none of the Acquired Companies or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "COMMONLY CONTROLLED ENTITY") maintains or contributes to, has any obligation to contribute to, or has or may have any Liability (including a Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any plan, program, arrangement, agreement or commitment which is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation rights, severance pay, life, health, disability or accident insurance plan, corporate-owned or key-man life insurance, or other employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan" as defined in Section 3(3) of ERISA (individually a "PLAN," or collectively, the "PLANS").

                  (b) None of the Acquired Companies or any Commonly Controlled Entity has any Liability, whether contingent or absolute, under Title IV or
Section 302 of ERISA or Section 412 or 4971 of the Code in respect of any employee benefit plan maintained by any of the Acquired Companies, any Commonly Controlled Entity or any other Person or otherwise.

                  (c) No event has occurred, and no circumstance exists, in connection with which any of the Acquired Companies or any Plan, directly or indirectly, could be subject to any material Liability under ERISA, the Code or any other Law applicable to any Plan, including Section 406, 409, 502(i) or 502(l) of ERISA, or Part 6 of Title I of

ERISA, or Section 4971, 4972, 4975, 4976, 4977 or 4980B of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any Acquired Company has agreed to indemnify or is required to indemnify any Person against Liability incurred under, or for a violation or failure to satisfy the requirements of, any such agreement, instrument, statute, rule of law or regulation.

                  (d) With respect to each Plan: (i) all payments, contributions and expenses due from any Acquired Company to date have been timely made and all amounts properly accrued to date or as of the Closing as Liabilities of such Acquired Company (directly or indirectly) which have not been paid have been and will be properly recorded on the Company Financial Statements or on the accounting records of the Acquired Companies as of the Closing (including, without limitation, any and all payments, contributions and expenses to any and all employees, officers, directors and consultants of any Acquired Company for any and all salaries, bonuses, employment taxes, stock appreciation rights, stock options, warrants or other similar equity instruments and any and all types of employee benefits or severance for all periods prior to and including the Closing); (ii) each such Plan which is an "employee benefit pension plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received, or has timely requested or taken all action necessary to receive, a favorable determination letter from the Internal Revenue Service with respect to such qualification (including with respect to such Plan's compliance with all applicable amendments to the U.S. federal tax laws) and no event has occurred or circumstance exists that (without taking into account possible administrative relief) has or is likely to adversely affect such qualification; (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Plan or against the assets of such Plan and (iv) the Acquired Companies have complied with, and such Plan conforms in form and operation to, its terms and all applicable Laws and regulations, including ERISA and the Code, in all material respects.

                  (e) No Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency, nor is any such audit or investigation pending or threatened. Sellers have or have caused the Acquired Companies to provide the Purchaser a copy of all communications to or from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, and any other governmental agency other than filings of routine forms.

                  (f) Except as set forth on SCHEDULE 3.14(F), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, officer, director or consultant of any Acquired Company to any payment, except as explicitly provided for in this Agreement; (ii) increase the amount of compensation or benefits due to any such employee, officer, director or consultant; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any payment or series of payments to any person of a "parachute payment" within the meaning of
Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) or any other payment which is not deductible for federal income tax purposes under the Code.

                  (g) The Sellers shall or shall cause the Acquired Companies to deliver to the Purchaser with respect to each Plan for which the following exists: (i) a copy of the Form 5500 with respect to each Plan for the two most recent Plan years; (ii) a copy of the Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan in the past two years, all material employee communications relating to such Plan, and a true and complete copy of such Plan; (iii) if the Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement; and (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a "qualified plan" under Section 401 of the Code.

                  (h) With respect to each Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no Acquired Company has any obligations to provide health, life insurance, or death benefits with respect to current or former employees, officers, directors or consultants beyond their termination of employment or service, other than as required under Section 4980B of the Code, and each such Plan may be amended or terminated at any time without incurring Liability thereunder. There has been no communication to any employee, officer, director or consultant of any Acquired Company or any Commonly Controlled Entity that would reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (i) With respect to each Plan for which financial statements are required by ERISA, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to the Purchaser.

                  (j) None of the Acquired Companies has any announced plan or legally binding commitments to create any additional Plans or to amend or modify any existing Plan, other than amendments required by Law.

                  (k) SCHEDULE 3.14(K) sets forth any and all extensions of credit, arrangements for the extension of credit or any renewals of extensions of credit in excess of U.S.$10,000 made by any Acquired Company (either directly or indirectly), in the form of a personal loan, to any current or former employee, director, officer, consultant or shareholder of any Acquired Company.

                  (l) Except as set forth on SCHEDULE 3.14(L), no Acquired Company maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any Person in, based on or measured by the value of, any equity security of, or interest in, any Acquired Company.

                  (m) Except as set forth on SCHEDULE 3.14(M), there are no material liabilities, whether contingent or absolute, of any Acquired Company relating to workers' compensation benefits that are not fully insured against by a bona-fide third-party insurance carrier.

                  (n) With respect to each Plan and with respect to each state workers' compensation arrangement, that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing will have been paid on or prior to the Closing and, as of the Closing, there will be no material Liability of any Acquired Company under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material Liability arising wholly or partially out of events occurring prior to the Closing.

                  (o) With respect to the Company's Affirmative Action Plan required by the Office of Federal Contract Compliance division of the U.S. Department of Labor, such plan is, and has been operated, in substantial compliance with applicable Law and no event has occurred and no circumstance exists that could cause such plan to fail to be in compliance with such applicable Law. Sellers have or have caused the Company to provide to Purchaser a copy of all communications with the U.S. Department of Labor regarding such plan.

                  (p) No Acquired Company has any material Liability, whether absolute or contingent, including any obligation under any Plan or any other employee benefit plans with respect to any misclassification of a person as an independent contractor rather than as an employee and no individual has been treated by any Acquired Company as a "leased employee" (within the meaning of Section 414(n) of the Code).

                  Section 3.15. LABOR MATTERS. (a) No Acquired Company is a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of an Acquired Company. None of the Sellers or any Acquired Company has any Knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of any Acquired Company.

                  (b) Except as set forth on SCHEDULE 3.15(B), (i) no Acquired Company has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees and (ii) there are no grievances, unfair labor practices or employment discrimination charges, complaints or claims against any of the Acquired Companies pending before any Governmental Entity or threatened.

                  Section 3.16. INTELLECTUAL PROPERTY. SCHEDULE 3.16 contains an accurate and complete list of all Intellectual Property used by any Acquired Company in its business as currently conducted. Except as disclosed in SCHEDULE 3.16, the Company either owns free and clear of all Liens or holds legally enforceable rights to use all Intellectual Property listed on SCHEDULE 3.16. The Intellectual Property owned by any Acquired Company or held under license by any Acquired Company is all the Intellectual Property used by any Acquired Company. All Acquired Company Intellectual Property is and will remain in full force and effect for at least two (2) years from the date of the Closing, and all Acquired Company Intellectual Property used pursuant to a license from a third party (other than commercially available software licenses having annual fee obligations of less than U.S.$10,000) is identified on SCHEDULE 3.16. The conduct of any Acquired Company's business as currently conducted, including the provision of goods and services, does not, to the Knowledge of the Sellers or the Acquired Companies, infringe, violate or conflict with any Intellectual Property of any other Person, and the execution of this Agreement and consummation of the transaction contemplated hereunder will not impair any Acquired Company's rights in any Acquired Company Intellectual Property. No Acquired Company has received in the last two (2) years any communication alleging that any Acquired Company has infringed, misused, violated, or that by conducting such Acquired Company's business would infringe, misuse, or violate any Intellectual Property of any other Person, and to the Knowledge of the Sellers or the Acquired Companies, there is no reasonable basis for any such claim. To the Knowledge of the Sellers or the Acquired Companies, the Acquired Company Intellectual Property owned by the Acquired Companies is not being infringed upon, misappropriated or breached by any other Person.

                  Section 3.17. TAXES. (a) Except as set forth on SCHEDULE 3.17(A), each Acquired Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid in full all Taxes due, whether or not assessed, or set up reserves in accordance with GAAP in respect of all Taxes for all periods through the Closing; (iii) has paid all other charges, claims and assessments received to date in respect of Taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in the Company Financial Statements; (iv) has withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld and has paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; (v) has neither extended nor waived any applicable statute of limitations with respect to Taxes and has not otherwise agreed to any extension of time with respect to a Tax assessment or deficiency; (vi) has never been a member of any consolidated group for income tax purposes other than the consolidated group of which the Company is the common parent; (vii) is not a party to any tax sharing agreement or arrangement other than with another Acquired Company; (viii) has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; (ix) has never participated in a "reportable transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4T(b), or any successor or predecessor thereto; and (x) is not a "United

States real property holding corporation" within the meaning of Section 897(c)(2) of the Code and was not such a corporation on any "determination date" that occurred in the five-year period preceding the Closing.

                  (b) Except as set forth on SCHEDULE 3.17(B), there are no pending or threatened audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Acquired Companies and during the past three years the Acquired Companies have not received any notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes.

                  (c) Except as set forth on SCHEDULE 3.17(C), there are no unresolved questions or claims concerning the Acquired Companies' Tax Liability.

                  (d) Except as set forth on SCHEDULE 3.17(D), no Liens for Taxes exist with respect to any of the assets or properties of the Acquired Companies, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith.

                  (e) Except as set forth in SCHEDULE 3.17(E), the Acquired Companies have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

                  (f) Except as set forth in SCHEDULE 3.17(F), the Acquired Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

                  (g) Except as set forth in SCHEDULE 3.17(G), the Acquired Companies have not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code).

                  (h) Except as set forth in SCHEDULE 3.17(H), the Acquired Companies have not agreed and are not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party.

                  (i) The Acquired Companies have made available to Purchaser true, complete and correct copies of income Tax Returns, examination reports, and statements for deficiencies assessed against or agreed to by the Acquired Companies filed or received since December 31, 1998.

                  Section 3.18. ENVIRONMENTAL MATTERS. (a) Except as set forth on SCHEDULE 3.18(A), the facilities and operations of each of the Acquired Companies are and have been in compliance with all applicable Environmental Laws and Permits issued under such Environmental Laws, and to the Knowledge of the Sellers and the Acquired Companies, there are no facts, circumstances, or conditions which would prevent the operations and facilities of each of the Acquired Companies from continued compliance in the future with all applicable Environmental Laws and Permits issued under such Environmental Laws.

                  (b) Except as set forth on SCHEDULE 3.18(B), each of the Acquired Companies has obtained and is in compliance with the conditions of all Permits required under any applicable Environmental Law for the current operations of the Acquired Companies and has filed all applications and related documents to obtain the issuance, extension, or renewal of all Permits required under applicable Environmental Laws for the continued operations of their respective businesses. SCHEDULE 3.18(B) sets out a complete list of all current Permits issued to the Acquired Companies under any Environmental Law, including identification of the location and the operations covered by each Permit and the expiration date for each Permit. A true, complete and correct copy of each Permit included or required to be included in SCHEDULE 3.18(B) has been provided to the Purchaser prior to the date hereof.

                  (c) Except as set out on SCHEDULE 3.18(C), none of the Acquired Companies has received any complaints or administrative or judicial orders under any Environmental Law, and to the Knowledge of the Sellers or the Acquired Companies, and there is no notice, investigation, action, suit, or Proceeding pending, or threatened, (i) alleging or asserting any violation of any Environmental Law or any Permit issued under any Environmental Law, or (ii) seeking to impose, or alleging any potential responsibility for, any Environmental Liabilities and Costs.

                  (d) Except as set forth on SCHEDULE 3.18(D), to the Knowledge of the Sellers or the Acquired Companies, there are no circumstances and there has been no Release, whether on-site or off-site, that (i) have subjected, or are reasonably likely to subject, any of the Acquired Companies to a notification or reporting requirement under any Environmental Law or (ii) have resulted or are reasonably likely to result in the incurrence of any Environmental Liabilities and Costs by the Sellers or by any Acquired Company.

                  (e) Except as set forth on SCHEDULE 3.18(E), there has been no disposal of Hazardous Substances by any of the Acquired Companies, or to the Knowledge of the Sellers or the Acquired Companies, by any other Person at, in, on or under any of the properties currently or previously owned or operated by any of the Acquired Companies, and there has been no storage or use of Hazardous Substances by any of the Acquired Companies, or to the Knowledge of the Sellers or the Acquired Companies, by any other Person, at these properties except for such storage and use as is or was necessary for routine and ongoing operations of the Acquired Companies.

                  (f) Except as set forth on SCHEDULE 3.18(F), none of the operations of the Acquired Companies presently require or previously required interim status or a Permit under any Environmental Law for the treatment, storage or disposal of hazardous waste, as defined under the Federal Resource Conservation and Recovery Act or any implementing state provisions.

                  (g) To the Knowledge of the Sellers or the Acquired Companies, any off-site facilities currently or previously engaged in the storage, treatment, recycling, or disposal of Hazardous Substances generated at or transported from the operations of the Acquired Companies: (i) maintain all Permits required under applicable Environmental Laws and operate in compliance with all applicable Environmental Laws and with such Permits; (ii) have not been the subject of any Proceeding under any Environmental Law; and (iii) have not been placed or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System, or their state equivalents. Except as set forth on SCHEDULE 3.18(G)(I), none of the Acquired Companies has been notified that it has been identified as a potentially responsible party under a federal or state superfund program respecting any off-site storage, treatment, recycling, or disposal facilities.
SCHEDULE 3.18(G)(II) sets out a complete list of the facilities and locations to which Hazardous Substances from operations of the Acquired Companies have been sent since January 1, 2001.

                  (h) No asbestos, asbestos-containing materials, or polychlorinated biphenyls are present at any of the assets or the properties owned, operated, or managed by any of the Acquired Companies. Except as set out on SCHEDULE 3.18(H), there are no underground storage tanks (USTs) present at any of the assets or properties owned, operated or managed by any of Acquired Companies. SCHEDULE 3.18(H) sets out a complete list of any USTs that are present at any of the assets or properties owned, operated or managed by any of the Acquired Companies and also, for each such UST, SCHEDULE 3.18(H) identifies the location of the UST and, to the Knowledge of the Sellers and the Acquired Companies, the size, contents and condition of the UST.

                  (i) Except as set forth on SCHEDULE 3.18(I), to the Knowledge of the Sellers or the Acquired Companies, no Lien arising under or pursuant to any applicable Environmental Law has been imposed on any of the assets or properties owned, operated, or managed by any of the Acquired Companies, and to the Knowledge of Sellers or the Acquired Companies, no action to impose such a Lien is pending or, to the Knowledge of Sellers or the Acquired Companies, threatened.

                  (j) The Purchaser has been provided with copies of all assessments, audits, investigations, and sampling or similar reports known to any of the Sellers or the Acquired Companies or in the files of Seller or the Acquired Companies relating to the Environment, Hazardous Substances, Environmental Laws or any Release, to the extent applicable to the current or former operations of the Acquired Companies.

                  Section 3.19. REAL PROPERTY. (a) SCHEDULE 3.19(A) sets forth a true and complete list of (i) all real property and interests in real property which are owned, directly or indirectly, by each Acquired Company (together, the "REAL PROPERTY"), identifying the address of each Real Property, (ii) all real property and interests in real property which are leased, directly or indirectly, by or to each Acquired Company or in respect of which each Acquired Company has an option to enter a lease (individually, a "REAL PROPERTY LEASE"), identifying, for each Real Property Lease, the parties thereto and the address of the property subject thereto, and (iii) all Liens relating to or affecting any parcel of Real Property referred to in clause (i). The Sellers have delivered to the Purchaser a true, correct and complete copy of each Real Property Lease, including all amendments, modifications, supplements, side letters and consents affecting the obligations of any party thereunder.

                  (b) The Acquired Companies have good and marketable title to, and actual and exclusive possession of, the Real Property and the leasehold estates in all Real Property Leases (any real property of which each Acquired Company is a fee owner or which each Acquired Company has a leasehold interest in and is specified in a Real Property Lease, the "ACQUIRED COMPANY PROPERTY") in each case free and clear of all Liens of any nature whatsoever except Permitted Liens.

                  (c) Except as disclosed on SCHEDULE 3.19(C), no Acquired Company Property is subject to any lease, sublease, license, concession or other agreement (written or oral) granting to any other Person any right to the use, occupancy or enjoyment of any Acquired Company Property or any part thereof.

                  (d) Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by each Acquired Company or, to the Knowledge of the Sellers or the Acquired Companies, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder. Each Real Property Lease covers the entire estate it purports to cover and, upon the consummation of the transactions contemplated hereby (including delivery of the landlord consents listed in SCHEDULE 3.19(D)), will entitle the Company, or if the Company is the lessor, its lessee, to the exclusive use, occupancy and possession of the real property specified in such Real Property Lease and for the purposes such property is now being used by each lessee. No previous or current party to any such Real Property Lease has given notice of or made a claim with respect to any breach or default thereunder.

                  (e) To the Knowledge of the Sellers or the Acquired Companies,
(i) there does not exist any pending imposition of any assessments for public improvements with respect to any Acquired Company Property, and (ii) no such improvements have been constructed or planned that would be paid for by means of assessments upon any Acquired Company Property.

                  (f) To the Knowledge of the Sellers or the Acquired Companies, the buildings and improvements are located within the boundary lines of the described parcels of land, and no improvements constituting a part of any Acquired Company Property encroach on real property not leased or owned by the Acquired Companies, to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements or cost in excess of U.S.$5,000 in the aggregate.

                  (g) To the Knowledge of the Sellers or Acquired Companies, no part of any Acquired Company Property is subject to any building or use restriction that would restrict or prevent the present use and operation of such Acquired Company

Property, and, to the Knowledge of the Sellers or the Acquired Companies, each Acquired Company Property is properly and duly zoned for its current use by each Acquired Company and the continuation of such use by the Purchaser following the Closing, and such current use is in all respects a conforming use by each Acquired Company. No Governmental Entity having jurisdiction over any Acquired Company Property has issued or, to the Knowledge of the Sellers or the Acquired Companies, threatened to issue any notice or order that may materially adversely affects the use or operation of such Acquired Company Property, or require, as of the Closing or a specified date in the future, any material repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

                  (h) To the Knowledge of the Sellers or the Acquired Companies, the buildings, plants, structures and equipment of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of the Sellers or the Acquired Companies, there are no physical, mechanical or structural defects in or concerning the buildings and other improvements constituting part of the Real Property that are occupied, operated or owned by the Acquired Companies materially and adversely affecting their current use, occupancy, or value, which defects would reasonably be expected to adversely affect the current use, occupancy, or value of the Real Property. The building, plans, structure, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

                  (i) Neither any Acquired Company nor any of the Sellers has received any written notice from any insurance company that has issued a policy with respect to any Acquired Company Property requesting performance of any structural or other repairs or alterations to such Acquired Company Property. During the period that the Acquired Companies have owned any Real Property, the Acquired Companies have not granted or suffered to exist any encroachment, easement, encumbrance or other adverse interest in, to or upon the Real Property except for matters identified in the title insurance policy issued to the Company in connection with the Closing.

                  (j) There are no outstanding options or rights of first refusal to purchase the Real Property, any portion thereof, or any interest therein.

                  (k) Except for common areas of office buildings, no Acquired Company Property is dependent for its access, operation or utility on any land, building or other improvement not part of each Acquired Company Property or is dependent for ingress or egress on third-party interests. All utility systems required in connection with use, occupancy and operation of any Acquired Company Property are supplied directly to such Acquired Company Property by facilities of public utilities, are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems. The Acquired Companies have paid in full for all facilities in connection with such utilities so that there are no outstanding assessments therefor.

                  Section 3.20. TANGIBLE PERSONAL PROPERTY. (a) SCHEDULE 3.20(A) hereto sets forth (i) all leases of personal property (the "PERSONAL PROPERTY LEASES") relating to personal property used in or necessary to the operation of the business of the Acquired Companies ("TANGIBLE PERSONAL PROPERTY") requiring lease payments equal to or exceeding U.S.$20,000 per annum and (ii) any Liens relating thereto. The Sellers have delivered to the Purchaser a true, correct and complete copy of each Personal Property Lease, including all amendments, modifications, supplements, side letters, or consents affecting the obligations of any party thereunder.

                  (b) Except as set forth on SCHEDULE 3.20(B) hereto:

                  (i) Each Personal Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Personal Property Lease either by any Acquired Company or, to the Knowledge of the Sellers or the Acquired Companies, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder.

                  (ii) No previous or current party to any Personal Property Lease has given notice of or made a claim with respect to any breach or default thereunder.

                  (c) Except as set forth on SCHEDULE 3.20(C) hereto, each Acquired Company has good and marketable title to each item of owned Tangible Personal Property, free and clear of any and all Liens, other than Permitted Liens. Each such item that, individually or in the aggregate, is material to the operation of the business of the Acquired Companies as it is currently conducted is in good condition and in a state of good maintenance and repair, with the exception of ordinary wear and tear, and is suitable for the purposes in the operation of such business.

                  (d) Each material item of Tangible Personal Property used by the Acquired Companies under any Personal Property Lease is in good condition and in a state of good maintenance and repair, with the exception of ordinary wear and tear, and is suitable for the purposes used, and upon the return of each such item to its owner in its current condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement with the owner thereof and upon compliance by each Acquired Company with the other terms of such Personal Property Lease, the obligations of each Acquired Company to such owner will be discharged.

                  Section 3.21. MATERIAL CONTRACTS. Set forth in SCHEDULE 3.21 is a true, correct and complete list of all Material Contracts and there have been made available to the Purchaser true, correct and complete copies of all written Material Contracts, including all amendments, modifications, supplements, side letters and consents affecting the obligations of any party thereunder. Other than Material Contracts that have terminated or expired in accordance with their terms, each of the Material Contracts identified on SCHEDULE 3.21 is valid, binding, and enforceable in accordance with its terms and is in full force and effect, and such Material Contracts will continue to be valid, binding, and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. Except as described in SCHEDULE 3.21, none of the Acquired Companies is, and none of the Sellers or the Acquired Companies has received any notice or has any Knowledge that any other party is, in default in any material respect under any Material Contract, and, to the Knowledge of the Sellers or the Acquired Companies, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. No party to any of the Material Contracts has made any claims against, or sought indemnification from, any of the Acquired Companies as to any matter arising under or with respect to any Material Contract, and none of the Acquired Companies nor any of their respective directors or officers has been advised of any alleged basis for any such claims.

                  Section 3.22. RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 3.22, no shareholder, director, officer, partner, trustee, employee, Affiliate or "associate" (as such term is used in the Securities Exchange Act of 1934) of any of the Sellers or the Acquired Companies (i) has outstanding, or had outstanding as of December 31, 2001, any Debt or other similar obligations to, any of the Acquired Companies; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, Affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of any of the Acquired Companies, (y) engaged in a business related to the business of Acquired Companies or (z) participating in any transaction to which any of the Acquired Companies is a party; or (iii) otherwise is a party to any Contract or transaction with any of the Acquired Companies.

                  Section 3.23. INSURANCE. SCHEDULE 3.23 lists each insurance policy to which any of the Acquired Companies has been a party, a named insured, or otherwise the beneficiary of coverage at any time with respect to claims that have occurred within the past one year. All assets and risks of the Acquired Companies are covered by valid and currently effective insurance policies in such types and amounts as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Acquired Companies.

                  Section 3.24. BUSINESS RELATIONSHIPS. None of the Sellers or any of the Acquired Companies has any Knowledge of, and none of the Sellers or any of the Acquired Companies has received any notice of, pending or threatened losses of any customers of any of the Acquired Companies or any termination or non-renewal of any Material Contracts with such customers. SCHEDULE 3.24 lists the 20 largest customers of the Acquired Companies ranked by gross sales for the ten-month period ending October 31, 2002.

                  Section 3.25. BROKERS. Neither the Sellers nor any of the Acquired Companies has employed any financial advisor or finder or incurred any Liability for any financial advisory or finders' fees in connection with this Agreement or the Escrow Agreement or the transactions contemplated hereby or thereby, except for Growth Capital Partners, L.P., whose fees will be the sole responsibility of Sellers, except for any amount paid by the Company on or prior to the Closing of which Purchaser is given prior notice and which is considered in the calculation of the Sellers' Closing Cash Balance in accordance with SCHEDULE 2.3(B).

                  Section 3.26. BANK ACCOUNTS. SCHEDULE 3.26 is a complete list of each bank in which any of the Acquired Companies has an account or safe deposit box and the number of each such account or box.

                  Section 3.27. COMPENSATION. SCHEDULE 3.27 is a complete list setting forth the names, current base salary and the maximum potential bonus under any incentive plan of all individuals employed by the Acquired Companies as of the Closing, whose aggregate base salary, bonus and other cash perquisites is in excess of U.S.$50,000 per annum. All of the bonuses and other cash perquisites payable or intended or agreed to be paid by any of the Acquired Companies for periods prior to the date hereof or in connection with the transactions contemplated by this Agreement and all of the payments in connection with the SAR Plan pursuant to Section 5.2(j) have been appropriately recorded on the Closing Statement.

                  Section 3.28. SELLERS' REPRESENTATIVE. The Sellers' Representative is the duly appointed attorney-in-fact for each of the other Sellers and has full power and authority to act for and bind such Seller in all respects in connection with this Agreement and the Escrow Agreement.

                  Section 3.29. DISCLOSURE. No representation or warranty by the Sellers in this Agreement, and no exhibit, document, statement, certificate, or schedule furnished or to be furnished to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide the Purchaser with adequate and complete information as to the Acquired Companies or the businesses, assets and Liabilities of the Acquired Companies.

                  Section 3.30. LICENTIA AGREEMENT. Schedule 3.30 is a true and complete list of all property that is leased pursuant to any Contract subject to the Equipment Licentia Agreement by and between Fresh America Corp. and Fresh America Arizona, Inc. dated as of April 20, 2001.

                  Section 3.31. BALANCE SHEET DATE. Since the Balance Sheet Date, and except as appropriated reflected in the Seller's Closing Statement, none of the Acquired Companies has incurred any Liability, made any payment or distribution, incurred any expense or entered into any Contract other than in the ordinary course of business consistent with past practice for such period.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  Purchaser hereby represents and warrants to the Sellers that:

                  Section 4.1. ORGANIZATION AND QUALIFICATION. The Purchaser is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted.

                  Section 4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Purchaser and, assuming this Agreement and the Escrow Agreement constitute the legal, valid and binding obligation of the Sellers, this Agreement and the Escrow Agreement constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  Section 4.3. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Neither the execution and delivery of this Agreement and the Escrow Agreement nor the performance by the Purchaser of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will: (i) conflict with the certificate of incorporation or bylaws of the Purchaser; (ii) violate any Law applicable to the Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Contract or any Permit to which the Purchaser is a party, except in each case to the extent such matter would not materially impair or delay, or reasonably could be expected to materially impair or delay, the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Escrow Agreement or to perform its obligations hereunder or thereunder.

                  (b) Except for the pre-merger notification requirements of the HSR Act, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity, or any other Person or entity is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.

                  Section 4.4. DISCLOSURE. No representation or warranty by the Purchaser in this Agreement, and no exhibit, document, statement, certificate, or schedule furnished or to be furnished to the Sellers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide the Sellers with adequate and complete information as to the Purchaser.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

                  Section 5.1. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the sale of the Shares shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to Purchaser):

                  (a) The Purchaser shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing;

                  (b) The representations and warranties of the Purchaser contained in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be accurate only as of such date);

                  (c) Any waiting period applicable to the sale and purchase of the Shares under the HSR Act or any other applicable antitrust Law shall have terminated or expired;

                  (d) No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced which prohibits, restrains, enjoins or restricts the consummation of the sale and purchase of the Shares or any of the other transactions contemplated by this Agreement;

                  (e) The Escrow Agent and the Purchaser shall have executed and delivered to the Sellers the Escrow Agreement; and

                  (f) The Purchaser shall have tendered delivery to the Sellers and the Escrow Agent the amounts called for by Section 2.5.

                  Section 5.2. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the sale of the Shares shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to the Sellers' Representative):

                  (a) The Sellers shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing;

                  (b) The representations and warranties of the Sellers contained in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be accurate only as of such date);

                  (c) Any waiting period applicable to the sale and purchase of the Shares under the HSR Act or any other applicable antitrust Law shall have terminated or expired;

                  (d) No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced which (i) prohibits, restrains, enjoins or restricts the consummation of the sale and purchase of the Shares or any of the other transactions contemplated by this Agreement, (ii) compels Purchaser or any of its Affiliates or any of the Acquired Companies to dispose of or hold separate all or a portion of its respective business or assets, or (iii) imposes any financial burden on Purchaser or any of its Affiliates or any of the Acquired Companies or any limitation on the ability of Purchaser or its Affiliates to hold or operate the businesses of the Acquired Companies;

                  (e) No Proceeding shall be threatened or pending which seeks any of the results described in Section 5.2(d) above or to obtain damages arising from, (A) the transactions contemplated by this Agreement or (B) the ownership by Purchaser and its Affiliates of any of the Shares;

                  (f) Each consent, approval or waiver listed on SCHEDULE 3.2(A)(III), SCHEDULE 3.2(A)(IV) and SCHEDULE 3.19(d) shall have been obtained on terms satisfactory to the Purchaser;

                  (g) Sellers will furnish customary affidavits and other customary documentation requested by Purchaser's title insurance company in connection with the Closing;

                  (h) The Purchaser shall have received the Closing Statement prepared in accordance with Section 2.3(a);

                  (i) The Purchaser shall have received written evidence of the performance of the transactions contemplated by Section 3.11 in accordance with such Section and any amounts paid in connection therewith, in each case to the satisfaction of the Purchaser;

                  (j) The Sellers shall have, or shall cause the Company to have, terminated the Standard Fruit & Vegetable Co., Inc. 1998 Stock Appreciation Rights Plan (the "SAR PLAN"), and the Purchaser shall have received written evidence satisfactory to it of such termination, any amount paid in connection therewith and that no rights or obligations remain outstanding thereunder;

                  (k) The Escrow Agent and the Sellers shall have executed and delivered to the Purchaser the Escrow Agreement;

                  (l) Each of David Russell, Robert Alven, JB Sprague and Steve Grinstead shall have executed an agreement substantially in the form of the Nondisclosure and Nonsolicitation Agreement attached hereto as EXHIBIT B;

                  (m) Each of Dennis Flynn, Lance Nichols, Michael Kissner, Dave Roberts, Larry Crowley, Mike Finnegan, Dana Goodman and Daniel Mackey-Almy shall have executed an agreement substantially in the form of the Nondisclosure and Nonsolicitation Agreement attached hereto as EXHIBIT C;

                  (n) Any and all extensions of credit, arrangements for the extension of credit or renewals of extensions of credit made by the Company or any Subsidiary (either directly or indirectly), in the form of a personal loan, to any current or former employee, director, officer, consultant or shareholder of the Company or any Subsidiary shall have been paid in full, satisfied or otherwise terminated prior to or as of Closing;

                  (o) All members of the Board of Directors and all officers of the Company shall resign from their respective positions as of the Closing;

                  (p) The directors, officers and managers of the Acquired Companies set forth on SCHEDULE 5.2(O) shall resign from their respective positions as of the Closing;

                  (q) The Purchaser shall have received a legal opinion of Sayles, Lidji and Werbner as counsel to the Sellers signed as of the Closing in the form attached hereto as EXHIBIT D;

                  (r) The Purchaser shall have received a certificate for each Acquired Company (other than MR Cuts, LP) executed by an officer of such Acquired Company as of the date hereof in the form attached hereto as EXHIBIT E; and

                  (s) The Sellers shall have delivered to the Purchaser the certificates for the Shares as called for by Section 2.4.

                                   ARTICLE VI

                                   TERMINATION

                  Section 6.1. TERMINATION. Unless otherwise agreed by the Parties, this Agreement shall terminate automatically if the Closing fails to occur for any reason as of the date hereof.

                  Section 6.2. EFFECT OF TERMINATION. If this Agreement is terminated in accordance with Section 6.1, all further obligations of the parties will terminate, except that the obligations in Articles VIII and X shall survive such termination, including but not limited to any rights or remedies of the parties arising out of, relating to or based upon any failure to perform, or other breach of, any of the covenants or agreements of any of the parties contained in or incorporated into this Agreement or in the Schedules hereto. In addition, the Confidentiality Agreement and all claims arising thereunder shall survive any termination of this Agreement.

                                   ARTICLE VII

                                   TAX MATTERS

                  Section 7.1. TAX INDEMNIFICATION. The Sellers shall jointly and severally indemnify and hold the Purchaser, and each of the Acquired Companies (each a "TAX INDEMNITEE") harmless from any and all Taxes imposed on any of the Acquired Companies in respect of its income, business, property or operations or for which the any of the Acquired Companies may otherwise be liable to the extent not reserved for as of the Closing and disclosed in the Company Financial Statements, (i) for any period ending prior to or on the Closing, including any Short Period or Interim Period (each as defined below),
(ii) arising out of a breach of the representations contained in Section 3.14 or
Section 3.17 hereof, or (iii) for any costs or expenses with respect to Taxes indemnified hereunder. All amounts paid pursuant to this Article VII shall be treated as an adjustment to the purchase price of the Shares.

                  Section 7.2. APPORTIONMENT OF TAXES. (a) In order appropriately to apportion any Taxes relating to a period that includes the Closing, the parties hereto will, to the extent permitted by applicable Law and unless otherwise agreed by all of the parties hereto, elect with the relevant taxing authority to treat for all purposes the Closing as the last day of a taxable period of each of the Acquired Companies (a "SHORT PERIOD"), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement.

                  (b) In any case where applicable Law does not permit an Acquired Company to treat the Closing as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of whichever among the Acquired Companies cannot make the election required in the preceding paragraph, for the period which would have qualified as a Short Period if such election had been permitted by applicable Law (an "INTERIM PERIOD") shall be (i) in the case of a Tax that is not based on net income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

                  Section 7.3. CALCULATION OF INDEMNITY PAYMENTS. The Sellers agree that, with respect to any payment or indemnity to or for the benefit of a Tax Indemnitee under this Article VII, the Sellers' indemnity obligations shall include the payment of such amount, if any, as shall be necessary to hold any Tax Indemnitee harmless on an after-Tax basis from all Taxes required to be paid by such Tax Indemnitee with respect to such payment or indemnity (including any payments made pursuant to this Section 7.3) under any Law.

                  Section 7.4. TRANSFER TAX AND OTHER CLOSING EXPENSES. The Sellers shall pay directly, or reimburse the Purchaser promptly upon demand and delivery of proof of payment, all excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby.

                  Section 7.5. TAX RETURNS. (a) (i) Sellers shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by Law to be filed by any Acquired Company on or prior to the Closing, (ii) such Tax Returns shall be true, correct and complete in all respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by Law, and
(iii) all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Sellers as and when required by Law, except for such Taxes that are the responsibility of the Purchaser pursuant to this Article VII which Purchaser shall pay (as and when required by Law). Subject to clause (ii) above, such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law.

                  (b) Purchaser shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by Law to be filed by any Acquired Company after the Closing. All Taxes indicated as due and payable on such Tax Returns shall be the responsibility of Purchaser, except for such Taxes that are the responsibility of the Sellers pursuant to this Article VII, which Sellers shall pay (as and when required by Law).

                  Section 7.6. SURVIVAL. All obligations under this Article VII shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax. Notwithstanding the foregoing, any claim for indemnification shall survive such termination date if any party, prior to such termination date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification under this Article VII (such claim, a "TAX CLAIM"), specifying in reasonable detail the basis under this Agreement for such claim.

                  Section 7.7. EXCLUSIVE REMEDY. Notwithstanding anything to the contrary in this Agreement, Tax Claims will be governed exclusively by this
Article VII.

                  Section 7.8. CONTESTS. (a) If any claim for Tax is asserted in a Contest (as defined below) against any Tax Indemnitee that would result in the indemnification of any such Tax Indemnitee by the Sellers pursuant to Section
7.1 of this Agreement, then the Tax Indemnitees and the Sellers agree that the following provisions of this Section 7.8 will apply in handling any such claim. For purposes of this Agreement, a "CONTEST" is any audit, court proceeding or other dispute with respect to any Tax matter that affects an Acquired Company, as the case may be.

                  (b) Unless the Purchaser has previously received written notice from the Sellers of the existence of such Contest, the Purchaser shall give written notice to the Sellers of the existence of any Contest relating to a Tax matter that is or may be the Sellers' responsibility under Section 7.1 of this Agreement within ten business days from the receipt by an Acquired Company of any written notice of such Contest, but no failure to give such notice shall relieve the Sellers of any Liability hereunder. Unless the Sellers have previously received written notice from the Purchaser of the existence of such Contest, the Sellers shall give written notice to the Purchaser of the existence of any Contest within ten business days from the receipt by the Sellers of any written notice of such Contest.

                  (c) The Purchaser, on the one hand, and the Sellers, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation, working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

                  (d) The Sellers shall have the right to settle or dispose of any Contest relating to a Tax matter arising in a period ending on or before the Closing; PROVIDED that the Sellers shall consult with the Purchaser regarding any such Contest and shall allow Purchaser to participate in any such proceeding; and PROVIDED FURTHER that no settlement or other disposition of any claim for Tax which would adversely affect any Tax Indemnitee in any taxable period ending after the Closing in any manner or to any extent shall be agreed to without Purchaser's prior written consent. The Purchaser shall have the right to control the conduct of any Contest in its sole discretion with respect to any other Tax matter.

                  Section 7.9. POST CLOSING. After the Closing, Sellers and each of the Acquired Companies on the one hand, and Purchaser, on the other hand, will make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to the Liability for Taxes or potential Liability any of the Acquired Companies for Taxes for all periods prior to or including the Closing and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

                                  ARTICLE VIII

                                 INDEMNIFICATION

                  Section 8.1. SURVIVAL. Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms and each representation and warranty in this Agreement or in the Schedules shall survive the Closing until the Survival Date. Notwithstanding the foregoing, the following representations and warranties (collectively, the "SPECIFIED REPRESENTATIONS") shall survive the Closing as follows: (a) the representations and warranties contained in Sections 3.1 (Authority; Execution), 3.2(a)(i) (No Conflict), 3.3 (Organization; Standing and Authority), 3.4(a) (Capital Stock),
3.11 (Pre-Closing Transactions), 4.1 (Organization and Qualification), 4.2 (Authority Relative to this Agreement), and 4.3 (No Conflict; Required Filings and Consents), shall survive the Closing without limitation as to time, and (b) the representations and warranties contained in Sections 3.14 (Employee Benefit Matters) and 3.18 (Environmental Matters), shall survive the Closing until thirty days after the expiration of the statutes of limitations, if any, applicable to the matters addressed therein. Any claim for indemnification under
Section 8.2(a)(i) or Section 8.3(a) with respect to any representation and warranty must be notified prior to the termination of the relevant survival period.

                  Section 8.2. INDEMNIFICATION BY THE SELLERS. (a) From and after the date hereof, the Sellers agree, jointly and severally, to indemnify fully, hold harmless, protect and defend the Purchaser and its Affiliates (including, after the Closing, the Acquired Companies), and their respective directors, officers, agents and employees, successors and assigns from and against:

                  (i) any and all Losses incurred by any of them arising out of, relating to or based upon any inaccuracy in, or breach of, any of the representations or warranties of any of the Sellers contained in this Agreement or in the Schedules or Exhibits hereto;

                  (ii) any and all Losses incurred by any of them arising out of, relating to or based upon any failure to perform, or other breach of, any of the covenants or agreements of any of the Sellers contained in or incorporated into this Agreement or in the Schedules hereto;

                  (iii) any and all Losses incurred by any of them arising out of, relating to or based upon any claims made for workers' compensation benefits or under any Plan due with respect to any event occurring or circumstance existing prior to the Closing;

                  (iv) 65% of any and all Salary Continuation Payments (as defined therein) made by the Company pursuant to the Salary Continuation Letters;

                  (v) any payment made by the Acquired Companies after the Closing in connection with the removal of certain employees of HS Produce Holdings, LLC from the Company's 401(k) plan; and

                  (vi) any and all Losses incurred by any of them arising out of, relating to or based upon (A) any enforcement of the existing judgment against the Company in the lawsuits filed in Nicaragua listed on Schedule 3.13 on or prior to the date that is one year from the date hereof; (B) the transactions described in Section 3.11; and (C) the obtaining of a consent from Fresh Pack, LLC or its Affiliates in connection with this Agreement.

The right of the Purchaser and its Affiliates (and their respective directors, officers, agents and employees, successors and assigns) to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

                  (b) No indemnification under Section 8.2(a)(i) shall be due unless the aggregate amount of Losses (aggregating all indemnifiable matters under such Section) due exceeds U.S.$50,000, in which case indemnity shall become due for any Losses in excess of such amount.

                  (c) The maximum amount of Losses against which the Purchaser and its Affiliates (and their respective directors, officers, agents and employees, successors and assigns) shall be entitled to be indemnified under
Section 8.2(a)(i) shall be U.S.$10,000,000. However, this Section 8.2(c) will not apply to (i) any breach of any of the Specified Representations or (ii) any breach of Sellers' representations and warranties that is attributable to fraud or willful misconduct by the Sellers.

                  (d) Notwithstanding the foregoing the Sellers shall not be required to indemnify the Purchaser pursuant to this Article VIII for any Losses
(i) to the extent the Purchaser actually receives proceeds from insurance to pay such Losses, and (ii) to the extent the Purchaser actually receives payment from a third party also required to indemnify the Purchaser, in each case net of costs and expenses incurred in connection with the collection of such amounts. The Purchaser shall refund any amount it actually receives (net of costs and expenses incurred in connection with collection of such amount) pursuant to the preceding sentence from insurance or a third party to the extent it actually receives such amount after payment by the Sellers.

                  Section 8.3. INDEMNIFICATION BY THE PURCHASER. From and after the date hereof, the Purchaser agrees to indemnify fully, hold harmless, protect and defend the Sellers and their Affiliates (and their respective directors, officers, agents and employees, successors and assigns) from and against any and all Losses incurred by any of them arising out of, relating to or based upon (a) any inaccuracy in, or breach of, any of the representations or warranties of the Purchaser, (b) any failure to perform, or other breach of, any of the covenants or agreements of the Purchaser, in either case contained in this Agreement or in the Schedules or Exhibits hereto, and (c) 35% of any amount paid by Mr. Jay A. Pack, as guarantor, as a Salary Continuation Payment (as defined therein) pursuant to the Salary Continuation Letters due to the failure of the Company to make such Salary Continuation Payment. The right of the Sellers and their Affiliates (and their respective directors, officers, agents and employees, successors and assigns) to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

                  Section 8.4. PROCEDURE FOR INDEMNIFICATION FOR THIRD PARTY CLAIMS. (a) Promptly after receipt by an indemnified party under Sections 8.2 or
8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 8.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent, which shall not be unreasonably withheld, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

                  Section 8.5. CHARACTER OF INDEMNITY PAYMENTS. All amounts paid pursuant to Article VIII shall be treated by such parties as adjustments to the Purchase Price. If, contrary to the intent of the parties, any payment made pursuant to this Article VIII is treated as taxable income to the recipient, then the payor shall indemnify and hold harmless the recipient from any Liability for Taxes attributable to the receipt of such payment. For purposes of this Section 8.5, the indemnified party will be considered to be liable for Tax in respect of any payment treated as taxable income at the highest marginal tax rate then in effect for corporations in the jurisdiction so characterizing the payment for the year such payment is considered to be earned by the indemnified party.

                  Section 8.6. EXCLUSION OF TAX CLAIMS. Nothing in this Article VIII shall effect or be applicable to any Tax Claims, which shall be governed exclusively by Article VII, together with the applicable provisions of Article X.

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

                  Section 9.1. CONFIDENTIALITY. The Confidentiality Agreement shall terminate as of the Closing, except that it shall survive the Closing to the extent that it restricts the use and disclosure by Purchaser of confidential information related to the Sellers (other than the Acquired Companies).

                  Section 9.2. PUBLIC ANNOUNCEMENTS. The Sellers shall not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Purchaser.

                  Section 9.3. NONCOMPETITION. (a) Each Seller agrees that it will not (and will cause each of its Affiliates not to), without the prior written consent of Purchaser, directly or indirectly, prior to the fifth anniversary of the Closing induce, encourage or solicit any employee of Purchaser or any of the Acquired Companies to leave his or her employment with Purchaser or the Acquired Companies or to accept any other position or employment or enter into any independent contractor relationship or assist any other Person in hiring such employee.

                  (b) Each Seller agrees that it will not (and will cause each of its Affiliates not to), without prior written consent of Purchaser, directly or indirectly, prior to the fifth anniversary of the Closing, induce, encourage or solicit any Person who is an actual or potential client, customer or supplier of any of the Acquired Companies as of the Closing or any date thereafter (i) to terminate, reduce or decline to enter into any Contract or other arrangement with any of the Acquired Companies or (ii) to enter into any Contract or other arrangement to provide any products or services of a type substantially similar to any of those provided by any of the Acquired Companies.

                  (c) Each Seller agrees that it will not (and will cause each of its Affiliates not to), without prior written consent of Purchaser, directly or indirectly, prior to the fifth anniversary of the Closing, engage in or carry on (including, without limitation, in the capacity as an employee, director or independent contractor) (x) any business substantially similar to any aspect of the business of the Acquired Companies in the United States, or (y) any activity which is competitive with the business of the Acquired Companies or any such successor (including, without limitation, divulging to any third party any confidential information regarding the business of the Acquired Companies or any such successor).

                  (d) Each Seller agrees that, prior to the fifth anniversary of the Closing, it will not (and will cause each of its Affiliates not to), without the prior written consent of Purchaser, have any direct or indirect interest in any Person (whether as employee, officer, director or agent, or as security holder or investor owning either unlisted or untraded securities or more than one percent (1%) of any class of the issued and outstanding securities of a corporation that is traded on a national securities exchange or in the over-the-counter market, or as a creditor, consultant or otherwise) that engages in any material respect in any business, trade or venture competing with any aspect of the business of the Acquired Companies or any successor thereto.

                  (e) The obligations of each Seller under this Section 9.3 shall be in addition to any obligations such Seller may have under any other Contract. The Sellers and Purchaser agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

                  (f) Each Seller agrees that this Section 9.3 shall be deemed to be a series of separate covenants, one for each state, territory and jurisdiction of the United States in which the Acquired Companies or any successor thereto purports to conduct business. With respect to any judicial proceeding, each Seller further agrees that (i) if a court or arbitrator shall refuse to enforce any of these separate covenants, such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary for the remaining separate covenants to be enforced in such proceeding and (ii) if a court or arbitrator shall refuse to enforce one or more of the separate covenants because the total time thereof is deemed to be excessive or unreasonable, then such covenants which would otherwise be unenforceable due to such excessive or unreasonable period of time shall be enforced for such lesser period of time as shall be deemed reasonable and not excessive by such court or arbitrator.

                  (g) The Sellers acknowledge that without the covenants not to compete contained in this Section 9.3, the Purchaser would not enter into this Agreement or otherwise purchase the Shares and that such covenants are material and necessary inducement to Purchaser entering into this transaction. The Purchaser and Sellers agree that in connection with the reporting, filing and payment of any federal or state taxes they shall not allocate any portion of the Purchase Price to the non-compete covenants contained in this Section 9.3.

                  Section 9.4. PACK EMPLOYMENT. Mr. Jay A. Pack agrees not to terminate his employment with the Company (or any successor thereto) prior to the date that is six months from the date of the Closing. The terms of Mr. Jay
A. Pack's employment (including his salary and position) shall be as separately agreed with the Purchaser. Effective as of the date hereof, Mr. Jay A. Pack hereby waives any right to receive any severance or any other payment, benefit, compensation or remuneration, whether in cash or in kind, from any of the Acquired Companies except as may be so separately agreed with the Purchaser.

                  Section 9.5. SEVERANCE OBLIGATIONS. The Sellers agree that they shall be solely responsible for 65% of any and all Salary Continuation Payments (as defined therein) made by the Company pursuant to the Salary Continuation Letters.

                  SECTION 9.6. NICARAGUAN LITIGATION. Purchaser and Acquired Companies shall use commercially reasonable efforts to obtain the withdrawal, dismissal or other vacating of the judgment entered against the Company in the Nicaraguan litigation described on Schedule 3.13.

                                   ARTICLE X

                               GENERAL PROVISIONS

                  Section 10.1. NOTICES. All notices, other communications or documents provided for or permitted to be given hereunder, shall be made in writing and shall be given either personally by hand-delivery, by facsimile transmission, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery:

                  (a)      if to Purchaser to:

                  Del Monte Fresh Produce Company
                  241 Sevilla Avenue, 12th Floor
                  Coral Gables, FL 33134
                  Attention:        Bruce Jordan
                  Fax:              (305) 448-6647

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York 10006
                  Attention:        Victor I. Lewkow
                  Fax:              (212) 225-3999

                  (b)      if to the Sellers:

                  Mr. Jay A. Pack
                  4330 Armstrong Parkway
                  Dallas, Texas 75205
                  Fax:              (214) 939-8787

                  with a copy to:

                  Sayles, Lidji & Werbner
                  44th Floor, Renaissance Tower
                  Dallas, Texas 75270
                  Attention:        Brian M. Lidji
                  Fax:              (214) 939-8787

Each party, by written notice to the other party given in accordance with this
Section 10.1 may change the address to which notices, other communications or documents are to be sent to such party. All notices, other communications or documents shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when receipt is acknowledged in writing by addressee, if by facsimile transmission; (iii) five business days after having been deposited in the mail, postage prepaid, if mailed by first class mail and
(iv) on the first business day with respect to which a reputable air courier guarantees delivery; PROVIDED that notices of a change of address shall be effective only upon receipt.

                  Section 10.2. SELLERS' REPRESENTATIVE. (a) Each of the Sellers hereby irrevocably appoints Mr. Jay A. Pack (the "SELLERS' REPRESENTATIVE") as such Seller's agent and attorney-in-fact to execute the Escrow Agreement and to take any action required or permitted to be taken by such Seller under the terms of this Agreement and the Escrow Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices or instructions to be delivered or received by or on behalf of any or all of the Sellers, the payment of expenses relating to the transactions contemplated by this Agreement and the Escrow Agreement, the representation of the Sellers in post-Closing adjustment and indemnification proceedings hereunder and thereunder, the settlement of any claim or resolution of any dispute and the right to waive, modify or amend any of the terms of this Agreement and the Escrow Agreement, and agrees to be bound by any and all actions taken by such agent on such Sellers' behalf.

                  (b) The Purchaser shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers' Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers' Representative. The Purchaser shall be entitled to disregard any notices or communications given or made by any Seller unless given or made through the Sellers' Representative.

                  Section 10.3. ESCROW AMOUNT; HOLDBACK AMOUNT; RIGHT OF SET-OFF. Subject to the following sentence, Purchaser may set off any amount to which it may be entitled under this Agreement against the Holdback Amount in accordance with Section

2.4(e) and shall be paid by the Escrow Agent from the Escrow Amount in accordance with the Escrow Agreement. The Purchaser shall be required (a) to first seek payment of any Losses or other amount under Article VII or Article VIII (other than any amount sought under Section 2.6 or pursuant to Section 10.5(b), which shall not be subject to this sentence) from the Escrow Amount and the Holdback Amount prior to seeking payment of any such Losses and/or amount from the Sellers to the extent that the U.S. Dollar amount of such Losses and/or amount is less than the balance of the Escrow Amount and the Holdback Amount as of such date, and (b) to first seek payment of any such Losses and/or amount due to it under this Agreement from the Holdback Amount and shall only be entitled to seek payment from the Escrow Amount to the extent that the U.S. Dollar amount of such Losses and/or amount is less than the balance of the Holdback Amount as of such date. Notwithstanding the foregoing, nothing in this Agreement and neither any exercise of nor failure to give a notice of a claim under the Escrow Agreement or any exercise of such right of set-off in respect of the Holdback Amount shall constitute an election of remedies or limit Purchaser in any manner the right to otherwise seek payment of any amount from the Sellers or in the enforcement of any other remedies that may be available to it.

                  Section 10.4. SUCCESSORS, ASSIGNS AND TRANSFEREES. (a) The rights and obligations under this Agreement may be transferred only with the written consent of the other parties. Any transfer in violation of this Section 10.4(a) shall be null and void.

                  (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries other than indemnified parties with respect to Article VIII.

                  Section 10.5. GOVERNING LAW; INDEPENDENT ACCOUNTANT; JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the laws of State of Florida.

                  (b) Any disputed items with respect to the Post-Closing Statement shall be finally settled pursuant to this Section 10.5(b). Within thirty days of notification of the disagreement, as applicable, the Purchaser and the Sellers' Representative shall request the litigation services department at PriceWaterhouse Coopers to provide it with a list of five partners, and the Purchaser and the Sellers' Representative shall jointly select one partner to finally decide such disagreement; PROVIDED that if such individual is not available, then such litigation services department (or other similar department) shall select one of such partners (or such similar professional) to decide such claim or resolve such disagreement (the person so selected shall be referred to herein as the "INDEPENDENT ACCOUNTANT"). The Purchaser and the Sellers' Representative shall use reasonable efforts to cause the Independent Accountant to deliver to the parties, as promptly as practicable and in no event more than thirty days from the day such Independent Accountant is engaged, a written report setting forth the resolution of any such disagreement in accordance with the terms of this Agreement, which shall be final and binding upon the parties. The rules and procedures for the resolution of any matter submitted to the Independent Accountant shall be exclusively determined by the Independent Accountant.

The fees, costs and expenses of the Independent Accountant shall be borne one-half by Purchaser and one-half by the Sellers; PROVIDED that if the Independent Accountant determines that one party's position is completely correct, then such party shall pay none of the fees, costs and expenses of the Independent Accountant and the other party shall pay all such fees, costs and expenses.

                  (c) Except with respect to any disputed items submitted to the Independent Accountant pursuant to Section 10.5(b) of this Agreement (which shall be resolved exclusively by the Independent Accountant), to the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of Florida or any Florida State court, in each case, located in Dade County, Florida and not in any other State or Federal court in the United States of America or any court in any other country; (ii) agrees to submit to the exclusive jurisdiction of such courts located in Dade County, Florida for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum; and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Process in any action or proceeding referred to in the preceding sentence may be served on an party anywhere in the world. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 10.6. FEES AND EXPENSES. Except as otherwise set forth in this Agreement, each party shall be solely responsible for its respective costs and expenses, including but not limited to any fees and expenses of counsel or any financial advisor, incurred in connection with this Agreement and the transactions contemplated hereby.

                  Section 10.7. SEVERABILITY. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the parties.

                  Section 10.8. ENTIRE AGREEMENT; AMENDMENT. (a) This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated hereby and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. Any provision of this Agreement may be amended, modified

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

or waived in whole or in part at any time by an agreement in writing between the parties executed in the same manner as this Agreement.

                  (b) The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  Section 10.9. COUNTERPARTS. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

   [Remainder of this page intentionally left blank. Signature pages follow.]


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


IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                             ---------------------------
                                             JAY A. PACK


                                             ---------------------------
                                             RUTH A. PACK


                                             THE LUCILLE LAUREN PACK 1997
                                             IRREVOCABLE TRUST


                                             By:________________________
                                             Name: Ruth A. Pack
                                             Title: Trustee


                                             THE LUCILLE LAUREN PACK 1990 TRUST


                                             By:________________________
                                             Name: Ruth A. Pack
                                             Title: Trustee


                                             THE GRACIE ELLEN PACK 1997
                                             IRREVOCABLE TRUST


                                             By:________________________
                                             Name: Ruth A. Pack
                                             Title: Trustee


                                             THE GRACIE ELLEN PACK 1990 TRUST


                                             By:________________________
                                             Name: Ruth A. Pack
                                             Title: Trustee


                                             THE JAY AND RUTH PACK FAMILY
                                             FOUNDATION


                                             By:________________________
                                             Name: Jay A. Pack
                                             Title: President


                                             DEL MONTE FRESH PRODUCE N.A., INC.

                                             By:_________________________
                                             Name:
                                             Title:


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